UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Quest Diagnostics

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Notice of 2008 Annual Meeting of Shareholders
The Hilton at Short Hills
41 J.F. Kennedy Parkway
Short Hills, New Jersey
May 16, 2008, 10:30 a.m. local time

April 10, 2008

Dear Fellow Shareholder:

It is my pleasure to invite you to attend Quest Diagnostics’ 2008 Annual Meeting of Shareholders. At the meeting, we will:

•	elect three members of the Board of Directors;

•	consider ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors and the ratification of the appointment of the accounting firm.

Attendance at the meeting is limited to shareholders of record at the close of business on March 18, 2008, or their duly appointed proxy holder.

We enclose our proxy statement, our annual report and a proxy card. Your vote is very important. Whether or not you plan to attend the meeting, I urge you to vote your shares. Most shareholders may vote via mail, telephone or the Internet. Instructions on how to vote are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,

Surya N. Mohapatra, Ph.D.
Chairman, President and
Chief Executive Officer

i

PROXY STATEMENT

QUEST DIAGNOSTICS INCORPORATED
Three Giralda Farms
Madison, New Jersey 07940
(973) 520-2700

INFORMATION ABOUT OUR 2008 ANNUAL MEETING

This proxy statement and form of proxy and voting instructions are being mailed starting on or about April 10, 2008.

Who is soliciting my vote?

The Board of Directors (the “Board of Directors” or the “Board”) of Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics,” the “Company,” “we” or “our”) is soliciting your vote for our 2008 annual meeting.

What will I vote on?

You are being asked to vote on:

•	the election of three directors for a three-year term; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2008.

Who can vote at the annual meeting?

Holders of our common stock as of the close of business on the record date will be entitled to vote at the annual meeting and at any adjournment or postponement. March 18, 2008 is the record date.

How many votes can be cast by all shareholders?

On the record date, there were 194,349,648 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the annual meeting.

How many votes must be present to hold the annual meeting?

We need a majority of the votes that may be cast, present in person or represented by proxy, to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting. That will help us to know as soon as possible that sufficient votes will be present to hold the annual meeting.

How do I vote if I am a holder of record (that is, I hold my shares in my name with the Company’s transfer agent)?

If you are a holder of record, you may vote by submitting your proxy via mail, telephone or the Internet or by attending the annual meeting and voting in person. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-888-693-8683. If you choose to submit your proxy on the Internet, go to www.cesvote.com. The directions for telephone and Internet proxy submission are on your proxy card. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendations.

How do I vote if I hold my shares in street name (that is, through a broker, bank or other holder of record)?

If you hold your shares in street name, please follow the voting instructions forwarded to you by your bank, broker or other holder of record. If you want to vote in person at the annual meeting, you must obtain a proxy from your broker, bank or other holder of record authorizing you to vote and bring the proxy to the annual meeting.

How many votes will be required to elect a director or to adopt the proposals?

•	To elect directors, a plurality of the votes cast at the annual meeting is needed. A plurality means that the three nominees receiving the largest number of votes cast will be elected.

•

To ratify the appointment of our independent registered public accounting firm, a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter must vote in favor of ratification.

Can I change or revoke my proxy?

Yes. You may revoke your proxy at any time before your shares are voted by:

•	submitting a later proxy, including by telephone or Internet;

•	delivering a written revocation notice to William J. O’Shaughnessy, Jr., Corporate Secretary, Quest Diagnostics Incorporated, Three Giralda Farms, Madison, New Jersey 07940; or

•	voting in person at the annual meeting.

What if I withhold my vote or I vote to abstain?

In the election of directors, you may vote for the three directors named on the proxy card, or you may indicate that you are withholding your vote from one or more of the directors. Withheld votes will not affect the vote on the election of directors.

In connection with the proposal to ratify the appointment of our independent registered public accounting firm, you may vote for or against the proposal, or you may abstain from voting on the proposal. Shares voted “abstain” will be counted as present for purposes of that proposal and will have the same effect as shares voted against the proposal.

What happens if I do not vote?

If you are a record holder and do not vote your shares, your shares will not be voted.

If you are a participant in the Quest Diagnostics Profit Sharing Plan and you do not submit voting instructions in respect of shares held on your behalf in that plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants in that plan. If you hold shares in the Company’s Employee Stock Purchase Plan and you do not submit voting instructions in respect of shares held in that plan, those shares will not be voted.

If your shares are held in street name through a broker and you do not provide voting instructions, your broker may be permitted to vote your shares. New York Stock Exchange member brokers may vote in their discretion on the election of directors and the ratification of the appointment of our independent registered public accounting firm. If you do not provide voting instructions with respect to a matter and your broker does not vote your shares, your shares will not be voted on that matter.

What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any other matter is properly brought before the meeting, the proxy holders will have the discretion to vote on those matters for you.

Will the directors attend the annual meeting?

Our policy is, where practical, to schedule the annual shareholders meeting on a day on which we also schedule a regular Board meeting. This year we have scheduled a regular Board meeting on the date of the annual meeting. We encourage our directors to attend each annual shareholders meeting and expect that all of our directors will attend the annual meeting this year. All of our directors attended the 2007 annual shareholders meeting.

How can I attend the annual meeting?

Only shareholders as of the record date (or their proxy holders) may attend the annual meeting. All shareholders seeking admission to the meeting must present photo identification. If you hold your shares in street name, to gain admission to the meeting you also must provide proof of ownership of your shares as of the record date. Proof of ownership may be a letter or account statement from your broker or bank.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

Who will pay the expenses incurred in connection with the solicitation of my vote?

The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, in person or by other means of communication. We also have hired Georgeson Inc. to solicit proxies and for these services we will pay an estimated fee of $12,000, plus expenses.

MATTERS TO BE CONSIDERED AT THE 2008 ANNUAL MEETING

Proposal No. 1—Election of Directors

The Company’s Restated Certificate of Incorporation requires that the Company have at least three but not more than twelve directors, as the Board determines from time to time. The Board presently consists of nine directors divided into three classes, each with three-year terms. At this meeting, three directors are seeking re-election for a three-year term expiring in 2011. Information regarding each of the nominees and continuing directors is provided below.

Nominees for Election

Based on the recommendation of the Governance Committee, the Board nominated three individuals to serve as directors for a term expiring at the 2011 annual meeting. Each nominee is currently a director of the Company. Each nominee has consented to serve if elected. The terms of these three directors seeking re-election expire at the adjournment of the 2008 annual meeting.

William F. Buehler, 68, retired in 2001 as Vice Chairman of Xerox Corporation, which he joined in 1991. At Xerox, Mr. Buehler was responsible for five business groups: Production Systems, Office Document Products, Document Services, Channels and Supplies. He also oversaw Corporate Strategic Services, Business Development and Systems Software and Architecture. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T, primarily in sales, marketing and general management positions. Mr. Buehler is a director of A.O. Smith Corporation. Mr. Buehler has been a director of Quest Diagnostics since July 1998.

Rosanne Haggerty, 47, is the founder and President of Common Ground Community, a not-for-profit organization that develops strategies to end homelessness in New York City. Prior to founding Common Ground Community in 1990, she was the coordinator of housing development at Brooklyn Catholic Charities. Ms. Haggerty is a 2001 MacArthur Foundation Fellow. Ms. Haggerty has been a director of Quest Diagnostics since February 2002.

Daniel C. Stanzione, Ph.D., 62, retired from Lucent Technologies Incorporated in 2000 and is President Emeritus of Bell Laboratories. Dr. Stanzione began his career in 1972 with Bell Laboratories, where he led the teams working on the first microprocessors and digital signal processors. He was appointed President of Network Systems, Lucent’s largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione is a director of InterNAP Network Services Corporation. Dr. Stanzione has been a director of Quest Diagnostics since January 1997.

Directors Continuing in Office

Directors with Terms Expiring at the 2009 Annual Meeting

Jenne K. Britell, Ph.D., 65, has been the Chairman and Chief Executive Officer of Structured Ventures, Inc., a firm that advises domestic and foreign companies on product and financial services strategy, since 2001. From 1996 to 2000, she was a senior officer of GE Capital, serving as President of GE Capital Global Commercial & Mortgage Banking and Executive Vice President of GE Capital Global Consumer Finance from 1999 to 2000 and serving as President and Chief Executive Officer of GE Capital Central and Eastern Europe from 1998 to mid-1999. Dr. Britell is a director of Crown Holdings, Inc., United Rentals, Inc., and West Pharmaceutical Services, Inc. Dr. Britell has been a director of Quest Diagnostics since August 2005.

Gail R. Wilensky, Ph.D., 64, is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission, which advises Congress on all issues relating to Medicare. From 1995 to 1997, she chaired the Physician Payment Review Commission, which advised Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President of the United States for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Cephalon Inc., Gentiva Health Services, Inc., SRA International, Inc. and UnitedHealthcare Corporation. She also serves as a Commissioner of the World Health Organization’s Commission on the Social Determinants of Health and as the Non-Department Co-Chair of the Defense Department’s Task Force on the Future Health Care. Dr. Wilensky has been a director of Quest Diagnostics since January 1997.

John B. Ziegler, 62, retired in January 2006 as the President, Worldwide Consumer Healthcare, of GlaxoSmithKline plc (the parent of SmithKline Beecham plc). Mr. Ziegler joined SmithKline Beecham in 1991 as the head of SB Consumer Healthcare-North American Division. He was Executive Vice President of SmithKline Beecham from 1996 to 1998 and became President, Worldwide Consumer Healthcare in 1998. He has been a director of Quest Diagnostics since May 2000. Mr. Ziegler has been recommended by SmithKline Beecham for nomination as a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See “Related Person Transactions—GlaxoSmithKline” on page 12.

Directors with Terms Expiring at the 2010 Annual Meeting

John C. Baldwin, M.D., 59, is the President of Texas Tech University Health Sciences Center. From 2005 to 2007, he was President and Chief Executive Officer of CBR Institute for Biomedical Research. From 1998 to 2005, Dr. Baldwin was the Associate Provost for Health Affairs at Dartmouth College and Professor of Surgery at Dartmouth Medical School. From 1994 to 1998, Dr. Baldwin was the head of the surgical programs at Baylor College of Medicine and its affiliated hospitals. Dr. Baldwin was also the Governor of the American College of Surgeons from 1991 through 1997 and the President of the International Society of Cardiothoracic Surgeons in 1999. Dr. Baldwin has served as the Vice-Chair of the Board of Overseers of Harvard University. Dr. Baldwin has been a director of Quest Diagnostics since May 2004.

Surya N. Mohapatra, Ph.D., 58, is Chairman of the Board, President and Chief Executive Officer of Quest Diagnostics. Prior to joining the Company in February 1999 as Senior Vice President and Chief Operating Officer, he was Senior Vice President of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure. Dr. Mohapatra was appointed President and Chief Operating Officer of the Company in June 1999, Chief Executive Officer in May 2004, and Chairman of the Board in December 2004. Dr. Mohapatra also is a director of ITT Corporation. Dr. Mohapatra has been a director of Quest Diagnostics since October 2002.

Gary M. Pfeiffer, 58, retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. Mr. Pfeiffer joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer is a director of InterNAP Network Services Corporation and Talbots, Inc. Mr. Pfeiffer has been a director of Quest Diagnostics since December 2004.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Proposal No. 2—Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2008

The Audit and Finance Committee has appointed PwC to serve as our independent registered public accounting firm for 2008 and presents this appointment to the shareholders for ratification.

The Audit and Finance Committee is not bound by the vote results. The Audit and Finance Committee may change the appointment at any time if it determines that a change would be in the best interest of the Company and its shareholders.

Representatives of PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

For information concerning the appointment of PwC, see “Report of the Audit and Finance Committee” on page 36. For information concerning fees paid to PwC, see “Fees and Services of PricewaterhouseCoopers LLP” on page 37.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Governance Practices

The Board of Directors believes that good corporate governance is important. The Board has adopted a set of Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines from time to time for possible revision, including to respond to changing regulatory requirements, evolving practices and the concerns of our shareholders.

The Company has adopted a Code of Business Ethics applicable to all directors, officers and employees.

Our Corporate Governance Guidelines and our Code of Business Ethics are published on our corporate governance website at www.questdiagnostics.com/governance. Paper copies are available without charge upon written request to the Corporate Secretary.

Additional highlights of our corporate governance practices are described below.

Independence of the Board of Directors

•

A substantial majority (8 of 9) of our directors was independent during 2007 and will be independent following the annual meeting. See “Director Independence” on page 11 for further information regarding director independence.

•

Each member, including the chair, of each of the Audit and Finance Committee, the Compensation Committee, the Governance Committee and the Quality, Safety & Compliance Committee qualifies as independent under the Company’s independence standards and the New York Stock Exchange listing standards.

•	None of the independent directors receives any consulting or other non-director fees from the Company.

Shareholder Access and Rights

•	Shareholders are asked to ratify the appointment of the independent registered public accounting firm at our annual meeting.

•

Shareholders and any other person may communicate with the Board by sending an email to our Lead Independent Director at LeadIndependentDirector@questdiagnostics.com or by writing to the full Board or any independent Board member, c/o Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. Communications received at the email address are automatically routed to the Company’s Lead Independent Director with a copy to the Company’s General Counsel and Corporate Secretary. The Lead Independent Director determines whether any such communication should be distributed to other members of the Board. All communications received by the Corporate Secretary addressed to any director and that involves the interest of the Company or its shareholders, other than solicitations, are forwarded to the intended directors.

•

The Audit and Finance Committee established a procedure whereby complaints and concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit and Finance Committee. All communications received by a director from a shareholder relating to the Company’s accounting, internal controls or auditing matters are immediately forwarded to the Chairman of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls and financial irregularities (as well as compliance concerns on other laws).

•

Our policy is, where practical, to schedule the annual shareholders meeting on a day on which we also schedule a regular meeting of the Board. This year, we have scheduled a regular meeting of the Board on the date of the annual shareholders meeting. We encourage our directors to attend each annual shareholders meeting and expect that all of our directors will attend the annual meeting this year. All of our directors attended the 2007 annual shareholders meeting.

Board Nomination Process

•

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors taking into account each director’s independence, skills, experience, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including renomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the needs of Quest Diagnostics and the composition of the Board. Recommendations are made by the Governance Committee in accordance with the Company’s Corporate Governance Guidelines, which set forth the Board’s philosophy regarding Board composition and identify key qualifications and other considerations.

™	Qualifications:

■	Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership; and

■	Relevant experience such as:

•	Chief Executive Officer or Chief Operating Officer (or similar responsibilities) current or past;

•	Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources; or

•	Medical practitioner and/or science and health thought leader.

™	Other considerations:

■	Independence under the New York Stock Exchange listing standards and any categorical standards established by the Board;

■	Prior experience as a director or executive officer of a public company;

■	Number of current board positions and other time commitments; and

■	Overall range of skills, experience and seniority represented by the Board as a whole.

•

The Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Shareholders may recommend candidates for consideration as director to the Governance Committee by sending an email to our Lead Independent Director at LeadIndependentDirector@questdiagnostics.com or writing to the full Board or any independent Board member, c/o Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. The recommendation should contain the proposed nominee’s full name, biographical information regarding the proposed nominee and the proposed nominee’s relationship to the shareholder. The Governance Committee evaluates shareholder recommendations for director candidates in the same manner as other director candidate recommendations. Shareholders may also nominate director candidates. See “Information About Shareholder Proposals and Nominations for our 2009 Annual Meeting” on page 38 for information regarding the process and deadline for shareholders to submit director nominations for the 2009 annual shareholders meeting.

•

When the Governance Committee identifies a need to add a new Board member, the Governance Committee identifies candidates by seeking input from Board members and considering recommendations for nominees submitted by other sources, including shareholders. The Governance Committee may also hire third-party search firms to assist in identifying and evaluating candidates for nomination. After the Governance Committee ranks the candidates, the Chairman of the Board, President and Chief Executive Officer, the Lead Independent Director and other Board members interview the candidates selected by the Governance Committee. Members of senior management also may interview candidates. After the interview process, the Governance Committee re-assesses the candidates and determines which candidates the Governance Committee will recommend to the Board for nomination as a director. The Governance Committee then makes its recommendation to the entire Board, which determines which candidates are nominated for election by the shareholders or elected by the Board of Directors.

Board Practices

•

Non-management directors meet privately in executive sessions at all regularly scheduled meetings with the Lead Independent Director presiding. Independent directors meet privately in executive sessions at least once per year with the Lead Independent Director presiding.

•

The Board performs an annual assessment of its structure and performance, including reviewing the Board’s activities against those set out in its Corporate Governance Guidelines and committee charters and making recommendations for changes or improvements in practices or structure.

•	The Board reviews annually senior management succession planning and reviews Company policies for the development of management personnel.

•	Independent directors have unlimited access to officers and employees of the Company.

•

Directors are regularly updated by senior management, our independent registered public accounting firm and compensation consultants, on changes in the Company’s businesses, its markets and best practices in general. Directors also are offered the opportunity to attend director education programs offered by third parties.

•	Independent directors receive a significant portion of their annual compensation in equity to further align their interests with the interests of our shareholders.

•

The Board and each committee have access to independent legal, financial or other advisors as they deem necessary, without obtaining management approval, but no committee may engage the Company’s independent auditors to perform any services without the approval of the Audit and Finance Committee.

•

In considering committee assignments for directors, the Governance Committee considers the rotation of committee chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

•	Committees report on their activities to the Board at each Board meeting.

•	Materials related to agenda items are provided to directors sufficiently in advance of meetings to allow the directors to prepare for discussion of the items.

Board Committees

In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are five standing committees. During 2007, the Board held eight meetings. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served. Any director may attend meetings of any committee of which the director is not a member. The following table shows the membership of each of the committees since the 2007 annual shareholders meeting and the number of meetings held by each committee in 2007.

	Audit and Finance		Compensation		Governance		Quality, Safety & Compliance		Executive
John C. Baldwin, M.D.	X						X
Jenne K. Britell, Ph.D	X		X
William F. Buehler			X	*	X
Rosanne Haggerty							X
Surya N. Mohapatra, Ph.D									X	*
Gary M. Pfeiffer	X	*	X		X				X
Daniel C. Stanzione, Ph.D	X		X		X	*			X
Gail R. Wilensky, Ph.D					X		X	*
John B. Ziegler			X				X
Number of meetings	13		7		3		4		1

*  Chair

For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for the day before, or the day of, meetings of the full Board. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate.

A brief description of each of the Board committees and their functions is set forth below. Additional information about the committees can be found in the committee charters, which are available on the governance section of our website at www.questdiagnostics.com/governance or without charge upon written request to the Corporate Secretary.

Audit and Finance Committee

The Audit and Finance Committee:

•

Assists the Board in monitoring the quality and integrity of the financial statements of the Company and financial reporting procedures and the Company’s compliance with legal and regulatory requirements.

•	Oversees management’s accounting for the Company’s financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.

•	Oversees the internal audit function and makes inquiry into the audits of the Company’s books made internally and by the outside independent registered public accounting firms.

•	Appoints the independent registered public accounting firm.

•	Monitors the independent registered public accounting firm’s qualifications, independence and performance and approves its compensation.

•	Pre-approves services to be performed by the independent registered public accounting firm.

•	Reviews with the Company’s independent registered public accounting firm and informs the Board of any significant accounting matters, including critical accounting policies and judgments.

•	Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•

Establishes procedures for the receipt, retention and treatment of complaints relating to accounting, internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	Reviews and reports to the Board on the Company’s management of its financial resources.

•	Reviews annually its performance.

The Board has determined that Jenne K. Britell and Gary M. Pfeiffer qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission. For descriptions of the experience of Dr. Britell and Mr. Pfeiffer, see “Proposal 1—Election of Directors” beginning on page 3.

Compensation Committee

The Compensation Committee:

•

Reports to the Board with respect to the performance of the Chief Executive Officer and reviews and approves the compensation of the Chief Executive Officer based on the directors’ evaluation of the Chief Executive Officer and the Company’s financial performance, competitive compensation data and other factors.

•	Oversees the performance of other executive officers and annually reviews and approves their annual base salary, annual incentive compensation and long-term incentive compensation.

•	Annually reviews and recommends to the Board the compensation of Company directors.

•

Administers, or makes recommendations to the Board regarding, the equity-based, incentive compensation and retirement plans, policies and programs of the Company. The Committee may delegate the administration of plans, policies and programs as appropriate, including to executive officers of the Company and to the Company’s Human Resources department.

•	Reviews and approves, for executive officers, employment agreements, severance benefits and other special benefits.

•	Reviews annually its performance.

For a discussion of the role of executive officers and compensation consultants in connection with determining or recommending executive compensation, see “Compensation Discussion and Analysis” on page 16.

Governance Committee

The Governance Committee:

•

Actively seeks individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.

•	Supports the Board in the senior management succession planning process.

•	Reviews the structure of the Board, its committee structure and overall size.

•	Monitors developments in corporate governance.

•	Reviews the Company’s Corporate Governance Guidelines and recommends to the Board such changes to the Guidelines, if any, as the Committee may determine.

•	Recommends for Board approval assignments of Board members to committees.

•	Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•	Monitors compliance with the Company’s Code of Business Ethics.

•

Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.

•	Oversees the Board and each committee of the Board in its annual performance self-evaluation.

•	Reviews annually its performance.

Quality, Safety & Compliance Committee

The Quality, Safety & Compliance Committee:

•

Reviews the Company’s policies, programs and performance relating to billing compliance, environmental health and safety, equal opportunity employment practices, fraud and abuse, and medical quality assurance to ensure continuous improvement and compliance with applicable rules and regulations.

•

Reviews the organization, responsibilities, plans, results, budget and staffing of the Compliance function, and reviews significant reports to management, or summaries thereof, prepared by the Compliance Department and management’s responses thereto.

•	Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents.

•	Monitors significant regulatory, legislative and legal developments affecting the business of the Company.

•	Monitors material legal matters and compliance with legal and regulatory requirements, and reports to the Audit and Finance Committee regarding the same.

•	Reviews annually its performance.

Executive Committee

The Executive Committee:

•

May act for the Board, except with respect to certain major corporate matters, such as mergers, election of directors, removal of directors or the Chief Executive Officer, amendment of the Company’s charter or by-laws, declaration of dividends and matters delegated to other Board committees.

Lead Independent Director

Daniel C. Stanzione, Ph.D., is the Company’s Lead Independent Director. The principal responsibilities of the Lead Independent Director are to:

•	Preside over any executive session of the non-management directors or the independent directors;

•	Participate with the Chairman of the Board and Chief Executive Officer in the preparation of the agendas for Board meetings;

•	Serve as a member of the Executive Committee;

•	Coordinate providing timely feedback from the directors to the Chairman of the Board and Chief Executive Officer;

•	Be identified on the Company’s website and in the Company’s annual proxy statement as the principal contact for shareholder communications with the Board; and

•	Monitor, and if appropriate discuss with other directors, communications received from shareholders and others.

Director Independence

The Board of Directors assesses annually the independence of each director in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange listing standards. The independence guidelines in the Company’s Corporate Governance Guidelines are consistent with the independence requirements in the New York Stock Exchange listing standards and include guidelines as to categories of relationships that are not considered material for purposes of director independence. The Company’s Corporate Governance Guidelines are available on our corporate governance website at www.questdiagnostics.com/governance.

The Board has determined that eight of the nine directors are independent. The Board has determined the following directors to be independent: John C. Baldwin, Jenne K. Britell, William F. Buehler, Rosanne Haggerty, Gary M. Pfeiffer, Daniel C. Stanzione, Gail R. Wilensky and John B. Ziegler. Surya N. Mohapatra, the Chairman of the Board, President and Chief Executive Officer of the Company, is not independent because he is a Company officer.

In considering the independence of Mr. Ziegler, the Board considered that prior to January 31, 2006, when he retired from GlaxoSmithKline, Mr. Ziegler was the President, Worldwide Consumer Healthcare of GlaxoSmithKline, which beneficially owns approximately 19% of the Company’s outstanding common stock. The Board also considered that Mr. Ziegler has been recommended by SmithKline Beecham for nomination as a director of the Company, and the Company’s relationship with GlaxoSmithKline, including the transactions between the Company and GlaxoSmithKline during 2007. For a discussion of the Company’s relationship with GlaxoSmithKline, including transactions between the Company and GlaxoSmithKline during 2007, see “Related Person Transactions—GlaxoSmithKline” on page 12. Mr. Ziegler was not involved with the negotiation of any of these arrangements or transactions.

Related Person Transactions

Review and Approval of Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed and, if appropriate, ratified at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the independence of the director under the Company’s Corporate Governance Guidelines, the New York Stock Exchange listing standards or other applicable rules.

Each year at the first regular meeting of the Governance Committee, the Governance Committee reviews any previously approved or ratified related person transaction that remains ongoing. After considering the Company’s contractual obligations, the Governance Committee determines whether to continue, modify or terminate the related person transaction based on the criteria outlined above.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Vice President, Human Resources, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation Committee.

GlaxoSmithKline

SmithKline Beecham Corporation, a subsidiary of GlaxoSmithKline (“SmithKline Beecham”), owns 36,504,308 shares of the Company’s common stock, which it obtained on August 16, 1999 as partial consideration for its sale of SmithKline Beecham Clinical Labs (“SBCL”) to the Company. The issuance of the shares was approved by the Company’s shareholders at the Company’s 1999 annual shareholders meeting. In addition to the two agreements discussed below, in connection with the purchase of SBCL, SmithKline Beecham agreed to indemnify Quest Diagnostics, on an after-tax basis, against certain matters primarily related to taxes and billing and professional liability claims.

At the closing of the SBCL acquisition, SmithKline Beecham and the Company entered into a stockholders agreement. During the term of the stockholders agreement, which expires on August 16, 2009, SmithKline Beecham has the right to designate two nominees to the Board (or, if required by UK GAAP, three nominees if the Board consists of more than ten directors) as long as SmithKline Beecham owns at least 20% of our outstanding common stock and one nominee to the Board as long as SmithKline Beecham owns at least 10% of our outstanding common stock. The stockholders agreement imposes limitations on the right of SmithKline Beecham to sell or vote its shares and prohibits SmithKline Beecham from acquiring in excess of 29.5% of our outstanding common stock.

At the closing of the SBCL acquisition, SmithKline Beecham and the Company entered into a global clinical trials testing agreement, under which the Company would serve as the primary provider of SmithKline Beecham’s clinical trials testing requirements for ten years. In December 2002, the Company entered into a new long-term agreement with GlaxoSmithKline (formed from the merger of SmithKline Beecham and Glaxo Wellcome in December 2000) under which the Company has been the exclusive provider of central laboratory testing services to support GlaxoSmithKline’s clinical trial testing in certain markets. In addition, on a selected basis, the Company provides support for other early stage research and development activity. GlaxoSmithKline pays the Company based upon a fee schedule attached to the global clinical trials agreement, subject to adjustment. Net revenues with respect to services provided to GlaxoSmithKline, primarily performed under the clinical trials agreement, were approximately $79 million in 2007. This amount represents approximately one percent of the 2007 net revenues of each of the Company and GlaxoSmithKline.

Effective January 1, 2008, the Company and SmithKline Beecham entered into a Letter of Agreement supplementing and amending the December 2002 agreement. Under the Letter of Agreement, which was ratified by the Board’s Governance Committee pursuant to the Company’s related person transaction policy, the December 2002 agreement was extended until 2014 and the Company will be a principal provider of central laboratory testing services to support GlaxoSmithKline’s clinical trials testing.

During 2007, the Company and GlaxoSmithKline purchased additional goods and services from each other. These transactions were in the ordinary course of business and at prevailing market prices and were not material to either party.

W. Thomas Grant II

W. Thomas Grant II was Senior Vice President—Insurance and Employer Services of the Company before retiring on June 29, 2007. Mr. Grant was previously President of LabOne, Inc., which the Company acquired in November 2005. During 2007, LabOne employed two of Mr. Grant’s sons and his daughter-in-law. William T. Grant III, who was Manager, District Sales of LabOne through March 16, 2007, when he resigned from the Company, received in 2007 gross wages of $57,518, consisting primarily of salary of $27,019, a car allowance of $800 and commissions of $29,699. Joseph M. Grant, who is Manager, Sales Operations of LabOne, received in 2007 gross wages of $100,835, consisting primarily of salary of $77,483, a car allowance of $4,200 and commissions of $19,152. Shanna Shoemaker Grant, who was a Regional Account Manager during 2007, received in 2007 gross wages of $69,770, consisting primarily of salary of $46,319, a car allowance of $3,500 and commissions of $19,951.

STOCK OWNERSHIP INFORMATION

We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with your interests as shareholders. The Board’s stock ownership guidelines require each non-management director to own at least 6,000 shares of our common stock before the director can receive full cash settlement for his or her stock option exercises. The Company’s stock ownership guidelines require officers to maintain a minimum ownership position in our common stock before they can receive full cash settlement for their stock option exercises. See also “Compensation Discussion and Analysis” beginning on page 16.

The following table shows, as of March 18, 2008, the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of the Company as a group.

Name	Number of Shares Beneficially Owned	Percentage of Class
GlaxoSmithKline plc. (1)	36,504,308	18.8%
Named Executive Officers (2)(3)
Robert A. Hagemann	700,832	*
Joan E. Miller	211,295	*
Surya N. Mohapatra (4)	1,692,019	*
Robert E. Peters	177,961	*
Michael E. Prevoznik	441,949	*
Directors (2)(5)
John C. Baldwin	45,000	*
Jenne K. Britell	20,500	*
William F. Buehler	115,294	*
Rosanne Haggerty	90,000	*
Gary M. Pfeiffer.	35,000	*
Daniel C. Stanzione	111,224	*
Gail R. Wilensky	122,224	*
John B. Ziegler (6)	122,999	*
All directors and executive officers as a group (13 persons) (2, 3, 4, 5, 6, 7)	3,836,962	1.97%

*	Less than 1%.

(1)

The business address of GlaxoSmithKline plc is 980 Great West Road, Brentford, Middlesex TW8 9GS England. The ownership information is based solely on the information contained on a Schedule 13D amendment filed by GlaxoSmithKline plc with the SEC in February 2007. SmithKline Beecham Corporation (“SKB”), a wholly owned subsidiary of GlaxoSmithKline plc, holds the shares of record. The Schedule 13D also discloses that SKB has shared voting and dispositive power with respect to all of the shares owned by it and that SKB has pledged 10,000,000 shares to Lehman Brothers Finance S.A.

(2)	All directors and executive officers have sole voting power and sole dispositive power over all shares of common stock of the Company beneficially owned by them.

(3)

Includes shares of common stock of the Company which are subject to options issued under the Employee Long-Term Incentive Plan that are exercisable within 60 days. Dr. Mohapatra, Mr. Hagemann, Dr. Miller, Mr. Peters, and Mr. Prevoznik have the right to purchase 1,519,554; 609,391; 148,910; 156,666; and 406,621 shares, respectively, pursuant to such options.

(4)	Includes 8,824 shares of common stock of the Company directly beneficially owned by Dr. Mohapatra as grantor/trustee of a qualified grantor retained annuity trust.

(5)

Includes options issued under the Long-Term Incentive Plan for Non-Employee Directors that are exercisable within 60 days. Dr. Baldwin, Dr. Britell, Mr. Buehler, Ms. Haggerty, Mr. Pfeiffer, Dr. Stanzione, Dr. Wilensky and Mr. Ziegler have the right to purchase 39,999; 14,999; 99,999; 84,999; 29,999; 99,999; 111,999; and 111,296 shares, respectively, pursuant to such options.

(6)	Mr. Ziegler disclaims beneficial ownership of the shares of common stock of the Company owned by SKB.

(7)	Mr. Peters ceased to be an executive officer on February 21, 2008; shares he beneficially owns are not included in the total.

2007 DIRECTORS COMPENSATION TABLE

The following table sets forth the compensation of the non-employee directors of the Company during 2007. Dr. Mohapatra, the only employee director, received no additional compensation for serving as a director.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings		All Other Compensation ($)		Total ($)
John C. Baldwin	$64,250	$81,750	$148,862	$—		$10,582	(4)	$305,444
Jenne K. Britell	62,000	81,750	148,862	—		—		292,612
William F. Buehler	62,000	81,750	148,862	—		18,569	(4)	311,181
William F. Grant (5)	13,121	—	—	—		—		13,121
Rosanne Haggerty	50,750	81,750	148,862	—		—		281,362
Gary M. Pfeiffer	102,500	81,750	148,862	152	(6)	—		333,264
Daniel C. Stanzione	102,500	81,750	148,862	10,805	(6)	—		343,917
Gail R. Wilensky	60,500	81,750	148,862	—		—		291,112
John B. Ziegler	58,250	81,750	148,862	—		—		288,862

Totals	$575,871	$654,000	$1,190,896	$10,957		$29,151		$2,460,875

(1)	Includes amounts earned for 2007, including meeting fees for the fourth quarter of 2007 that were paid in January 2008. Does not include amounts paid in 2007 for 2006 meeting fees.

(2)

Represents the dollar amount recognized for financial statement reporting purposes in fiscal 2007 in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) of restricted share grants, pursuant to the Long-Term Incentive Plan for Non-Employee Directors, made in 2007 and prior years. As of December 31, 2007, each non-employee director held 3,335 restricted shares. Mr. Grant, who served as a director until his death shortly before the 2007 annual meeting, held 1,668 restricted shares.

(3)

Represents the dollar amount recognized for financial statement reporting purposes in fiscal 2007 pursuant to SFAS 123R of stock option grants, pursuant to the Long-Term Incentive Plan for Non-Employee Directors, made in 2007 and prior years. As of December 31, 2007, each non-employee director held options to purchase the following number of shares of the Company’s common stock: Dr. Baldwin: 50,000; Dr. Britell: 27,500; Mr. Buehler: 110,000; Ms. Haggerty: 95,000; Mr. Pfeiffer: 40,000; Dr. Stanzione: 110,000; Dr. Wilensky: 122,000; and Mr. Ziegler: 121,297. Mr. Grant, who served as a director until his death shortly before the 2007 annual meeting, held options to acquire 23,798 shares.

(4)

Represents personal use of Company aircraft. The value of the personal use of Company aircraft is based on the variable costs that the Company incurred in connection with personal flight activity, and does not include the fixed costs of owning and operating the Company aircraft. The value was calculated based on the aggregate incremental cost to the Company of personal travel, including: landing, parking and flight planning expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and labor per hour of flight; customs, foreign permits and similar fees; passenger ground transportation; and aircraft repositioning costs.

(5)

Mr. Grant served as a director of the Company until his death shortly before the 2007 annual meeting. Pursuant to the Long-Term Incentive Plan for Non-Employee Directors, he elected to receive stock option grants in lieu of cash fees. In 2007, options for 843 shares were issued to him in lieu of cash fees.

(6)

Interest in excess of 120% of the applicable federal long-term rate credited to a deferred compensation account maintained on behalf of the director under the Deferred Compensation Plan for Directors. Interest is credited to the account at the prime rate of Citibank, N.A. in effect on the first date of each calendar quarter.

Fees and Plans for Non-Employee Directors

Annual Cash Retainer Fees. Non-employee directors receive an annual cash retainer fee of $35,000, payable in quarterly installments of $8,750.

Meeting Fees. Non-employee directors receive a meeting fee of $1,500 for attending each Board or committee meeting at which a majority of directors attend in person and $750 for attending a meeting at which a majority of directors attend by telephone. Each director who serves as committee chair receives an additional $6,000 annual fee, except the Chair of the Audit and Finance Committee and the Lead Independent Director (who is also the Chair of the Governance Committee), who each receive an additional $30,000 annual fee.

Long-Term Incentive Plan for Non-Employee Directors. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes (on the date of the annual shareholders meeting) the grant of non-qualified stock options and/or a stock award, in such proportions as the Compensation Committee may determine, covering an aggregate of not more than 20,000 shares of the Company’s common stock. If a person is appointed or elected as a director other than on the date of the annual shareholders meeting, the Board of Directors may grant to such director a prorated option and/or stock award, in such proportions as the Compensation

Committee may determine. The Director Plan also permits a one-time grant to a non-employee director of stock options and stock awards covering an aggregate of not more than 40,000 shares of common stock of the Company upon initial election to the Board. The annual option grants become exercisable, and annual restricted stock grants generally vest, in three equal annual installments, beginning on the first anniversary of the date of grant, regardless of whether the non-employee director remains a director.

A director may elect to receive annual retainer and meeting fees in stock options or stock awards in lieu of cash. The number of options issued in lieu of cash for the retainer and meeting fees is based on the estimated value of such options using the lattice-based option-valuation model used for recognizing expense for financial statement reporting purposes pursuant to SFAS 123R. The number of shares issued in lieu of cash for the retainer and meeting fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made. Options granted in lieu of retainer and meeting fees vest immediately. All options granted under the Director Plan, once vested, are exercisable through the seventh anniversary of the date of grant even if the director’s service on the Board terminates. The aggregate number of shares of the Company’s common stock which may be issued pursuant to stock awards or the exercise of options granted under the Director Plan may not exceed 2,000,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the date of the grant.

Deferred Compensation Plan for Directors. Under the Company’s Deferred Compensation Plan for Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s termination of service as a director, all or a portion of the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred may earn interest, compounded quarterly, at the prime rate of Citibank, N.A. in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

Changes in Director Compensation for 2008. Based on the recommendation of the Compensation Committee, effective at the 2008 annual shareholders meeting, the Board reduced the size of the annual equity grant to non-employee directors. The Board reduced the size of the annual stock option grant from 10,000 options to 8,000 options. The annual restricted stock grant remained unchanged at 1,667 restricted shares. This is the second time in recent years that the Board has approved a reduction in the size of the annual equity grant to non-employee directors. In 2006, based on the recommendation of the Compensation Committee, the Board reduced the size of the annual equity grant to non-employee directors from 20,000 options to a combination of 10,000 options and 1,667 restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Components

The objective of our executive compensation program is to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives and advance the long- term interests of our shareholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, both financial and non-financial results, and individual performance.

The principal components of compensation for the named executive officers are:

•	Base salary;

•	Annual cash incentives paid under the Senior Management Incentive Plan (SMIP);

•	Long-term incentive awards issued under the Employee Long-Term Incentive Plan (ELTIP) in the form of stock options, restricted shares and performance shares;

•

Deferred compensation, including company matching contributions or credits, under the tax-qualified Quest Diagnostics Profit Sharing Plan (401(k) Plan) and the non-qualified Supplemental Deferred Compensation Plan (SDCP); and

•	Retirement income for our Chief Executive Officer under a Supplemental Executive Retirement Plan (SERP).

Our executive compensation program is designed to:

•	Attract and retain talented executives;

•	Incent executives to achieve results that appropriately balance the short-term and the long-term interests of our shareholders, employees and customers;

•	Reward corporate and individual performance;

•	Support our business strategy and financial objectives; and

•	Provide flexibility and be responsive to changing business conditions, as well as the growth and diversification of the Company.

Setting Executive Compensation

The Compensation Committee establishes the Company’s general compensation philosophy in consultation with our Chief Executive Officer and Vice President of Human Resources. The Committee oversees our executive compensation program and regularly monitors our executive compensation to ensure adherence to our compensation philosophy. The Committee engaged Towers Perrin as its external compensation consultant. At the Committee’s request, the consultant provides analyses and information regarding executive compensation trends and market practices, including, during 2007, an analysis of chief executive officer and director compensation. The consultant also performed calculations related to certain severance payments included in the tally sheets discussed below. In 2007, the consultant performed services for the Committee, but not for the Company.

Role of Executive Officers in Compensation Process

The Chief Executive Officer recommends to the Committee individual compensation adjustments for the executive officers, other than himself, based on market data and Company and individual performance. He also recommends incentive compensation measures to align compensation with our corporate objectives. The Chief Executive Officer is present during the portions of Committee meetings in which compensation decisions regarding the named executive officers other than the Chief Executive Officer are reviewed and decided, but the Committee retains the authority for all such decisions.

Competitive Pay Information

For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including cash and equity awards, except for our broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports the compensation to the full Board.

To assist the Committee with its review, our Human Resources department annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior year compensation information with base salary, target and paid bonuses, deferred compensation activity and balances, aggregate equity grant values, SERP benefits, perquisites, and all other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including termination in connection with a change in control.

The compensation targets for, and compensation earned by, each named executive officer are then analyzed relative to market data for comparable positions in the peer group, comprised of the companies in the S&P 500 Healthcare Equipment and Services Index, which includes Quest Diagnostics. Each company in the peer group is in the business of healthcare service, equipment or distribution. The peer group is used as a reference for all compensation comparisons except measuring payouts under our performance share awards, as discussed below.

For the named executive officers, the Committee establishes target compensation consistent with comparable positions in the peer group and provides our named executive officers with the opportunity to earn greater rewards for performance that exceeds established goals. We periodically review our peer group to determine if it continues to be appropriate for comparison purposes. In our 2007 analysis, our annualized revenue and market capitalization approximated the peer group median. Additionally, we considered our current business environment and strategic goals to make certain that the peer group continues to be an appropriate group of comparable companies. Based on these considerations, the Committee determined that the peer group remained appropriate.

For each named executive officer, the key elements of base salary, total cash compensation, and long-term incentives, as well as the mix of these elements of direct compensation, are compared, to the extent possible, with amounts received by executives holding similar positions at companies in our peer group. We adjust the comparisons to take account of different scope of job responsibility where appropriate. Specific consideration is given to the weighting of fixed and at risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. The economic value of each participant’s prior equity awards at the date of grant is considered when setting annual compensation packages. We do not take into account realized or unrealized gains from previous equity awards in setting subsequent total compensation levels.

Our practice is to establish base salary, annual cash incentive targets and equity grant levels and terms to deliver total direct compensation at market competitive levels, depending upon the named executive officer’s responsibilities, expertise and experience, along with individual and Company performance. Consideration is also given to the criticality of retaining the executive. For the 2007 analysis, the total direct compensation for the Chief Executive Officer was in the 65th percentile of the peer group, while the total direct compensation for the other named executive officers ranged from the 45th to 77th percentile. The Committee believes that the total direct compensation for each named executive officer was appropriate in 2007 in light of the factors discussed above.

Pay Components

Base Salary

The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group. The Committee determined whether base salary adjustments were warranted following an assessment of our 2006 results and each named executive officer’s position, performance, scope of responsibility, current salary level and market comparables. After considering these factors, effective January 1, 2007, the Committee established each named executive officer’s base salary as follows:

	2006 Base Salary	Percentage Increase	2007 Base Salary
Dr. Surya N. Mohapatra	$1,023,000	7.0%	$1,094,610
Robert A. Hagemann	$463,008	7.0%	$495,419
Michael E. Prevoznik	$401,205	7.0%	$429,289
Robert E. Peters	$355,425	3.5%	$367,865
Dr. Joan E. Miller	$340,491	6.0%	$360,920

Dr. Miller became an executive officer in 2007. In connection with her promotion to Senior Vice President, Hospital and Anatomic Pathology Services, she received a salary increase of 17.8%, to a new annual rate of $425,000, reflecting her expanded responsibilities.

The total base salary paid to each named executive officer in 2007 is reported in the 2007 Summary Compensation Table on page 24.

SMIP

We pay annual incentives in accordance with the SMIP, which our shareholders approved at our 2003 annual shareholders meeting. The Committee selects a maximum of ten participants for inclusion in the SMIP each year. Pursuant to his employment agreement, Dr. Mohapatra, our Chief Executive Officer, must participate in the SMIP. Dr. Mohapatra’s incentive target (expressed as a percentage of base salary) is specified in his employment agreement. For each participant, the threshold, target and maximum performance criteria are established with payout opportunities set at zero, one-times (1x), and two-times (2x) target incentive, respectively. Rewards for performance levels between these levels are interpolated. All SMIP payments are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year.

For 2007, the target SMIP incentives and SMIP payouts for the named executive officers are summarized below.

	2007 Target Incentive as a % of Salary	2007 Actual Incentive as a % of SMIP Target	2007 Actual Incentive as a % of Salary
Dr. Surya N. Mohapatra	150%	101.7%	152.5%
Robert A. Hagemann	90%	101.7%	91.5%
Michael E. Prevoznik	65%	101.7%	66.1%
Robert E. Peters	65%	102.7%	66.8%
Dr. Joan E. Miller*	55%/65%	110.7%	67.3%

*	Dr. Miller’s SMIP target incentive was adjusted upon her promotion. Payout was prorated between each target based on the date of her promotion.

SMIP payouts are based on performance against both financial and non-financial goals. The principal financial goals relate to achieving revenue and earnings per share targets. In addition, SMIP payouts are based on performance against several strategic initiatives, comprised of both financial and non-financial goals. The following table summarizes the performance measures and the relative weights allocated to each measure under the SMIP for 2007 for each named executive officer.

Measure	Weightings
	Dr. Mohapatra	Mr. Hagemann	Mr. Prevoznik	Mr. Peters	Dr. Miller
EPS from continuing operations	60%	60%	60%	60%	60%
Consolidated revenue	20%	20%	20%
Physician revenue				30%
Hospital revenue					30%
Strategic initiatives	20%	20%	20%	10%	10%

Total	100%	100%	100%	100%	100%

Earnings per diluted share (EPS) from continuing operations and revenue are weighted heavily under the SMIP in order to provide the proper incentive to management to stimulate profitable growth. In calculating EPS from continuing operations, we made adjustments for the following predefined items: charges related to reorganization and restructuring programs; charges related to the acquisition or integration of a company or business; and gains or losses on extinguishment of debt. We made these adjustments to exclude the impact of certain unusual or nonrecurring items and to incent management to make decisions that are focused on long term value creation. For purposes of calculating revenues, we excluded revenues of entities acquired in 2007.

The targets and resulting payout factors for EPS and consolidated revenue for 2007 were:

Measure	Target	Actual Results	Payout Factor
EPS from continuing operations	$2.85	$2.91	1.07x
Consolidated revenue	$6,134 million	$6,149 million	1.04x

Physician and hospital combined revenue represent approximately 90% of our 2007 consolidated revenue. The average payout factor for these measures was 1.05x.

In 2007, four strategic initiatives were SMIP goals. Each initiative was developed to deliver results during 2007 and position us for accelerated growth in revenues and earnings over the long term. The specific initiatives were set around the following four objectives:

•	Deliver improvements in operating efficiency, while preserving service levels;

•	Establish a platform in India for future growth;

•	Achieve key milestones related to establishing a position in point of care testing; and

•	Ensure that we maintain our status as a participating provider under key health plans, on acceptable terms and conditions.

Potential performance for each strategic initiative ranged from 0x to 2x. Actual performance against the four initiatives ranged from .4x to 1.23x.

The Committee believes that the annual incentive payments made to our named executive officers for 2007 were consistent with the objectives of our executive compensation program. Since 2005, the actual individual payouts for named executive officers in SMIP have ranged from 82% of target to 154% of target, with an average payout during that period of 112% of target. We believe that the results indicate that the targets have been set at reasonable levels.

Long-Term Incentive Awards

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our shareholders;

•	Provide long-term compensation opportunities consistent with market practice;

•	Incent and reward long-term value creation; and

•	Provide a retention incentive for key employees.

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, without limitation:

•	The value of similar incentive awards to executive officers in the peer group; and

•	The individual’s scope of responsibility, performance and contribution to meeting the Company’s objectives.

Timing of Equity Awards

It has been the Committee’s practice to make annual equity grants at a meeting held shortly after we announce our prior year’s earnings. The Committee also makes equity grants to new hires and promoted employees, and other grants in special cases, from time to time as appropriate.

The Committee has delegated to the Chief Executive Officer with the Vice President of Human Resources the authority to grant, under limited circumstances, equity grants to non-executive officers. Pursuant to this authority, they may award up to 20,000 options and 10,000 restricted or performance shares per quarter. In 2007, approximately 16,600 options and 2,800 shares were granted under this authority.

In addition to the above authority, in December 2007, the Board approved the Committee recommendation to authorize the Chief Executive Officer to designate employees as recipients of nonqualified stock options. The Chief Executive Officer may grant options to employees, other than executive officers, annually in amounts not exceeding 25,000 per employee and 100,000 in the aggregate. The grants must have an exercise price equal to fair market value on the grant date and other terms and conditions identical to the terms and conditions most recently approved by the Committee. In 2007, no options were granted pursuant to this authority.

Management regularly reports to the Committee grants under these two delegations of authority.

2007 Equity Awards

For equity awards made in 2007, the Committee maintained the same mix of annual long-term incentive awards it had authorized in 2006. The Committee authorized approximately 1/3 of the total value of the annual equity award in performance shares, assuming the performance share awards are ultimately earned at target, and approximately 2/3 of the total value of the annual equity award in stock options. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. The value that they provide depends on the level of achievement of pre-defined performance goals over the multi- year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value. Stock options align incentives with shareholder interests by rewarding appreciation in stock price.

The target performance shares subject to the 2007 awards will be earned over a three-year period ending December 31, 2009, and will be paid out in shares of the Company’s common stock at the end of the term to the extent that the performance level is achieved. The Committee established baselines, targeted performance levels, and the measurement period. The performance measure is the compound annual growth rate of the Company’s earnings per share from continuing operations (subject to adjustment for predefined items and calculated in accordance with the plan), compared to the compound annual growth rate of the earnings per share of the companies included in the S&P 500 Healthcare Index (which is comprised of the peer group and the S&P 500 Pharmaceuticals, Biotechnology, and Life Sciences Index). We refer to this reference group as the Performance Share Comparator Group. The Committee selected this performance measure because it is a measure of the Company’s relative success over time. Moreover, because the reported earnings of any single company or small group of companies can be volatile, we believe that using the larger number of companies in the Performance Share Comparator Group provides a more representative measure of industry performance during the multi-year measurement period than would be the case if we used our peer group as the reference group for performance shares. The following chart shows the performance shares that can be earned based on performance relative to the Performance Share Comparator Group over the performance period (payments will be interpolated for performance between the indicated performance levels).

Performance Relative to Performance Share Comparator Group	Performance Shares Earned (as multiple of target number of shares)
Greater than or equal to 80th percentile	2x
Equal to 50th percentile	1x
Less than or equal to 20th percentile	0x

Determination of the shares payable pursuant to the award will be made after the performance period.

In February 2007, the Committee awarded long-term compensation for 2007 to the named executive officers pursuant to the long-term incentive program described above, resulting in the equity awards shown under “2007 Grants of Plan-Based Awards Table” on page 25. In considering the size of the award for each named executive officer, the Committee considered the factors described above, including the performance of the Company and the executive during 2006 and the competitive market for executive talent.

Changes for 2008

After discussions regarding potential changes in approach for 2008 long-term incentive awards, the Committee determined to revise the long-term incentive award program for 2008.

For 2008, performance share awards continue to represent approximately 1/3 of the total value of the annual equity award. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. The value that they provide depends on the level of achievement of pre-defined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value. In an effort to better align executive compensation with achievement of the Company’s financial goals, we changed the performance measure for these awards to the cumulative annual growth rate of our earnings per share from continuing operations over a three year period compared to targets based on our multi-year business plan. The new performance metric for these awards is more visible to our employees. It will be easier for the Company to communicate with employees regarding the awards, and easier for employees to understand the awards and performance versus the target. We believe that the new performance measure will strengthen the incentive effect of performance share awards on our employees.

In 2008, we also continued to use stock options as a component of our equity awards. We continue to believe that stock options are an appropriate incentive to motivate our employees. For 2008, options represented approximately 1/3 of the total value of the annual equity award.

In 2008, approximately 1/3 of the total value of the annual equity award was delivered in the form of restricted stock that vests as follows: 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. We believe that restricted stock enhances executive retention across business cycles because it retains a portion of its value if our stock price declines from the grant date price. Restricted stock also fosters an ownership culture, helps motivate employees to perform at peak levels across business cycles and motivates increasing shareholder value. We included restricted stock as a component in our 2008 equity awards because we believe that it will positively impact employee retention and that it aligns employee interests with the interests of our shareholders over the long term.

Reload Options

We have not granted options with a “reload” feature since 2002. Some options that we granted that remain outstanding contain a “reload” feature.

Deferred Compensation

All employees who satisfy certain service requirements, including the named executive officers, are entitled to participate in our 401(k) Plan, in which participants may defer a portion of their eligible cash compensation up to limits established by law. All the named executive officers except the Chief Executive Officer also are eligible to participate in the SDCP. The purposes of the 401(k) Plan and SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2007 Nonqualified Deferred Compensation Table” on page 29.

SERP

Dr. Mohapatra is the only named executive officer covered by a defined benefit plan. To enable us to secure the services of Dr. Mohapatra as our Chief Executive Officer, in December 2004 we established the SERP, which is an unfunded non-qualified plan, in connection with the execution of Dr. Mohapatra’s employment agreement. With the adoption of the SERP, Dr. Mohapatra waived his participation in the SDCP for 2005 and thereafter. His account balances for pre-2005 contributions continue to be invested under the SDCP. The Committee continues to believe that market conditions and the importance of maintaining Dr. Mohapatra’s services as Chief Executive Officer make it appropriate for the Company to maintain the SERP for Dr. Mohapatra. For a description of the SERP, see “2007 Pension Benefits Table” on page 28.

Perquisites

Perquisites represent a minor component of executive compensation. We provide perquisites that we believe are reasonable and competitive. Mr. Hagemann, Mr. Peters and Mr. Prevoznik are eligible to be reimbursed, up to certain limits, for tax and financial planning services. Pursuant to Dr. Mohapatra’s employment agreement, the Company reimbursed him for driver and vehicle costs and the Company paid legal costs in connection with his employment agreement. Additionally, the Committee approved reimbursing Dr. Mohapatra for security enhancements for his residence, and encouraged Dr. Mohapatra and his family to use Company aircraft for personal travel. In addition, pursuant to Company policy, the Company reimbursed Dr. Miller for relocation expenses that she incurred in connection with her 2007 promotion. These perquisites are disclosed in the 2007 Summary Compensation Table on page 24.

Other Benefits

As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans, and the employee stock purchase plan and the 401(k) Plan. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

Impact of Accounting and Tax Treatment on Executive Compensation

Section 162(m) of the Code precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the three most highly paid executive officers other than the chief financial officer, unless certain specific and detailed criteria are satisfied. The anticipated tax treatment to the Company and to the executive officers is taken into consideration in the review and establishment of all compensation programs and payments. Our general policy is to attempt to preserve the tax deductibility of compensation paid to our executive officers under existing tax laws, including annual incentive awards paid under the SMIP and the grants of equity awards. As tax laws change, the Committee will consider their implications.

The SMIP limits the annual incentive award for each participant at 1% of the Company’s Earnings (as defined in the SMIP) in the fiscal year. For 2007, the annual incentive award for each SMIP participant was less than the maximum allowable incentive award payable under the SMIP.

Under his employment agreement, Dr. Mohapatra will receive a tax gross-up payment for any golden parachute excise tax consequences under Sections 280G and 4999 of the Internal Revenue Code. The other named executive officers also will receive tax gross-ups for any parachute excise tax consequences, unless a reduction of the parachute payments by not more than 5% would result in no excise tax being incurred.

See Note 13 of the Company’s consolidated financial statements for the year ended December 31, 2007 for a discussion of the accounting treatment of executive compensation plans.

CEO Employment Agreement

Dr. Mohapatra, our Chief Executive Officer, is the only named executive officer with an employment agreement with the Company. The Company entered into this employment agreement with Dr. Mohapatra in November 2003 to secure his services as Chief Executive Officer. The parties amended and restated the agreement on July 31, 2006, prior to the expiration of the initial term, to retain Dr. Mohapatra’s continued service as Chief Executive Officer. The Committee continues to believe that market conditions and the importance of maintaining Dr. Mohapatra’s services as Chief Executive Officer make it appropriate for the Company to maintain an employment agreement with Dr. Mohapatra. For a description of Dr. Mohapatra’s agreement, see “Employment Agreement” on page 26. We filed a copy of Dr. Mohapatra’s employment agreement with the Securities and Exchange Commission and it is an exhibit to our annual report on Form 10-K.

Termination and Change in Control Arrangements

The Company’s Executive Officer Severance Plan covers all named executive officers other than the Chief Executive Officer, whose severance provisions are established in his employment agreement. No named executive officer will receive any severance benefits solely as a result of a change of control, although Dr. Mohapatra has the right to terminate his employment and receive severance on certain change of control events. In 2007, the Committee approved certain changes to the severance plan, primarily to respond to the final regulations under Section 409A of the Internal Revenue Code. The changes do not increase or add new benefits.

In the case of any termination (other than termination for cause), each named executive officer is entitled to exercise vested stock options, to receive vested and earned performance shares, and to immediate vesting of a pro-rata portion (based on the date of the officer’s termination) of the officer’s unvested equity awards. Upon a “change of control,” as defined in the equity awards, equity awards vest immediately. See “Key Terms of Equity Awards” on page 25. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) Plan and SDCP.

For additional information, see “2007 Potential Payments upon Termination or Change in Control” on page 30.

We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following termination of employment.

Executive Share Retention Guidelines and Hedging Policy

In order to promote equity ownership and further align the interests of management with those of our shareholders, we adopted senior management share retention and ownership guidelines in 2005. Under these guidelines, each officer is expected to maintain a minimum ownership position before he or she can receive full cash settlement for option exercises. The minimum share ownership threshold for each named executive officer is as follows:

Named Executive Officer	Number of Shares
Dr. Surya N. Mohapatra	100,000
Robert A. Hagemann	40,000
Michael E. Prevoznik	24,000
Robert E. Peters	20,000
Dr. Joan E. Miller	12,000

The Committee periodically reviews these guidelines and may adjust them. Each named executive officer has met the applicable threshold.

All employees and directors are also prohibited from entering into transactions that result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives (such as puts and calls), short sales or any similar transactions. In addition, our directors and executive officers, as well as certain other employees, may purchase or sell Company securities only during window periods of 30 calendar days that begin on the second business day following the issuance of our quarterly earnings releases.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for 2007.

COMPENSATION COMMITTEE

William F. Buehler, Chairman
Jenne K. Britell, Ph.D.
Gary M. Pfeiffer
Daniel C. Stanzione, Ph.D.
John B. Ziegler

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The following table summarizes the compensation for 2007 for each named executive officer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Surya N. Mohapatra	2007	$1,094,610	$0	$976,397	$4,331,816	$1,669,007	$1,346,000	$116,772	$9,534,602
Chairman, President and Chief Executive Officer	2006	$1,023,000	$100,000	$605,531	$4,267,187	$1,946,307	$962,000	$172,674	$9,076,699
Robert A. Hagemann	2007	$495,419	$0	$303,123	$1,722,222	$453,234	$0	$69,042	$3,043,040
Senior Vice President and Chief Financial Officer	2006	$463,008	$0	$247,844	$1,834,417	$643,187	$0	$47,663	$3,236,119
Michael E. Prevoznik	2007	$429,289	$0	$146,464	$839,211	$283,642	$0	$57,197	$1,755,803
Senior Vice President and General Counsel	2006	$401,207	$0	$119,309	$917,491	$386,873	$0	$43,546	$1,868,426
Robert E. Peters	2007	$367,865	$0	$543,817	$1,172,780	$245,568	$0	$41,508	$2,371,538
Vice President Sales and Marketing	2006	$355,426	$0	$109,221	$758,925	$335,798	$0	$32,107	$1,591,477
Joan E. Miller	2007	$394,746	$0	$140,101	$593,445	$265,817	$0	$31,000	$1,425,109
Senior Vice President Hospital and Anatomic Pathology Services

(1)

Includes amounts deferred by named executive officers into a qualified 401(k) plan and the Supplemental Deferred Compensation Plan (“SDCP”) (see “2007 Nonqualified Deferred Compensation Table” on page 29).

(2)

The amounts in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2007 and 2006 with respect to performance share grants made in 2007 and prior fiscal years, in accordance with SFAS 123R. For additional information, refer to notes 13 and 12, respectively, to the consolidated financial statements in the Company’s Form 10-K for the years ended December 31, 2007 and December 31, 2006, respectively. The employee compensation cost associated with awards granted to Mr. Peters was accelerated to the date he became retirement-eligible for purposes of his awards. The amounts do not reflect the actual value that may be realized by the named executive officers. The value that may be realized by the named executive officers depends on the achievement of the performance objectives and the future value of the Company’s shares.

(3)

The amounts in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2007 and 2006 for the fair value of stock options granted in 2007 and prior fiscal years, in accordance with SFAS 123R. For additional information on the valuation assumptions with respect to option grants, including the options granted in 2007, see notes 13 and 12, respectively, to the consolidated financial statements in the Company’s Form 10-K for the years ended December 31, 2007 and December 31, 2006, respectively. The employee compensation cost associated with awards granted to Mr. Peters was accelerated to the date he became retirement-eligible for purposes of his awards. The amounts do not reflect the actual value that may be realized by the named executive officers. The value that may be realized by the named executive officers depends on the future value of the Company’s shares.

(4)

The amounts in this column represent payments under the Senior Management Incentive Plan (SMIP) in respect of the year earned and includes amounts deferred under the SDCP. See the discussion under the SMIP in “Compensation Discussion and Analysis” on page 16 for further information regarding the SMIP performance measures.

(5)	Represents the increase in actuarial value of Dr. Mohapatra’s benefits under the Supplemental Executive Retirement Plan (SERP).

(6)	All other compensation for 2007 consists of the following:

	Dr. Mohapatra		Mr. Hagemann		Mr. Prevoznik		Mr. Peters		Dr. Miller
Matching contributions under Profit Sharing 401(k) Plan	$13,395		$13,500		$13,500		$11,625		$13,500
Matching credits under Supplemental Deferred Compensation Plan	N/A		$54,597		$35,470		$28,720
Tax and financial planning			$945	(a)	$8,227	(b)	$1,163	(c)
Driver and leased vehicle costs	$38,368
Relocation costs									$17,500
Security costs	$39,918	(d)
Personal use of company aircraft	$12,099	(e)
Legal costs	$12,992	(f)

Totals	$116,772		$69,042		$57,197		$41,508		$31,000

(a)	Includes tax gross up of $315

(b)	Includes tax gross up of $2,743

(c)	Includes tax gross up of $388

(d)	Represents security costs for Dr. Mohapatra’s personal residence.

(e)

The value of the personal use of Company aircraft is based on the variable costs that the Company incurred in connection with personal flight activity, and does not include the fixed costs of owning and operating the Company aircraft. The value was calculated based on the aggregate incremental cost to the Company of personal travel, including: landing, parking, and flight planning expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and labor per hour of flight; customs, foreign permits and similar fees; passenger ground transportation; and aircraft repositioning costs.

(f)	Represents legal costs in connection with Dr. Mohapatra’s employment agreement.

2007 Grants of Plan-Based Awards Table

The following table provides information about equity awards granted to each named executive officer in 2007.

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Surya N. Mohapatra	2/12/2007	$0	$1,641,915	$3,283,830
Chairman, President and	2/12/2007				0	56,000	112,000				$2,925,720
Chief Executive Officer	2/12/2007							280,000	$52.25	$52.26	$4,232,116
	2/14/2007				0	667	1,334				$35,061
	2/14/2007							3,334	$52.57	$52.68	$50,382
Robert A. Hagemann	2/12/2007	$0	$445,877	$891,754
Senior Vice President and	2/12/2007				0	22,667	45,334				$1,184,237
Chief Financial Officer	2/12/2007							113,334	$52.25	$52.26	$1,713,009
Michael E. Prevoznik	2/12/2007	$0	$279,038	$558,076
Senior Vice President and	2/12/2007				0	10,934	21,868				$571,247
General Counsel	2/12/2007							54,667	$52.25	$52.26	$826,275
Robert E. Peters	2/12/2007	$0	$239,112	$478,224
Vice President	2/12/2007				0	10,000	20,000				$522,450
Sales and Marketing	2/12/2007							50,000	$52.25	$52.26	$755,735
Joan E. Miller	2/12/2007	$0	$240,124	$480,248
Senior Vice President	2/12/2007				0	7,334	14,668				$383,165
Hospital and Anatomic	2/12/2007							36,667	$52.25	$52.26	$554,211
Pathology Services	8/16/2007				0	4,000	8,000				$212,760
	8/16/2007							20,000	$53.19	$53.44	$301,740

(1)

Amounts in these columns represent the threshold, target, and maximum awards set for the 2007 SMIP. Actual amount of award paid is included in the 2007 Summary Compensation Table on page 24 under the column titled Non-Equity Incentive Plan Compensation.

(2)

Amounts in these columns represent threshold, target, and maximum share awards for performance shares granted in 2007. The performance period for the performance shares granted during 2007 ends December 31, 2009. No dividends are payable on performance shares until the shares are earned and vested. For further discussion of the performance metrics see “Compensation Discussion and Analysis” on page 16.

(3)

Amounts represent the number of stock options granted in 2007 to the named executive officers. The terms of Dr. Mohapatra’s options are also subject to his employment agreement as described on page 26. For information on vesting on termination of employment with severance benefits, see “2007 Potential Payments Upon Termination or Change in Control” on page 30.

(4)	The exercise price is the average of the high and low sales price of the Company’s common stock on the date of grant, as required by the plan under which the option is granted.

(5)	Amounts represent the grant date fair market value of each award as determined pursuant to SFAS 123R.

Narrative Disclosure to 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table

Please see “Compensation Discussion and Analysis,” beginning on page 16, for additional information regarding the material terms of targets noted in the 2007 Summary Compensation Table, and regarding the amount of salary and bonus in proportion to total compensation.

Key Terms of Equity Awards. Each option generally has a term of seven years, subject to earlier expiration upon termination of employment. Options generally vest ratably over a three-year period and performance shares vest over the performance period. Both options and performance shares have monthly vesting prorated on termination of employment, except termination for cause.

Upon termination of employment prior to the conclusion of the vesting period as a result of a separation that would entitle an employee to severance benefits, the employee would immediately vest in any outstanding options and performance share grants that would have otherwise vested if the employee had remained employed for an additional twelve months.

The options and performance shares vest immediately under certain conditions such as a “change of control,” termination of employment by reason of death or disability or retirement on or after age 60. A “change of control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)

the Company’s shareholders approve an agreement providing for (a) a transaction in which the Company will cease to be an independent publicly-owned corporation, or (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan or partial or complete liquidation of the Company.

Employment Agreement. In November 2003, Dr. Mohapatra entered into a three-year employment agreement with the Company. On July 31, 2006, the Company and Dr. Mohapatra entered into an amendment and restatement of the employment agreement (the “Employment Agreement”) with a term ending on December 31, 2011. The Employment Agreement as amended provides:

•

An annual base salary of no less than $1,023,000. The Board of Directors or the Compensation Committee will review the base salary annually and adjust it to reflect (among other factors) increases generally granted to other senior executives of the Company and Dr. Mohapatra’s performance.

•

Effective January 1, 2007, an annual target cash bonus not less than 150% of base salary. The cash bonus is determined in accordance with the SMIP and its financial performance targets. The Board of Directors or the Compensation Committee will review the target bonus as a percentage of base salary annually for potential increase.

•

The participation by Dr. Mohapatra in all employee and welfare plans offered by the Company to its senior executive officers on a basis that is no less favorable than that made available to other senior executive officers.

•	Perquisites at least as favorable as those provided to other senior executive officers of the Company.

•	Vesting in outstanding equity awards and payment of certain severance benefits as described in “2007 Potential Payments Upon Termination or Change in Control” on page 30.

•	The establishment of the SERP, the terms of which are described in “2007 Pension Benefits Table” on page 28.

•

Covenants not to compete or solicit customers or employees for one year following termination for any reason, or for 18 months if Dr. Mohapatra is receiving severance following a notice of non-renewal of the term of the Employment Agreement ending on December 31, 2011.

Please see also the discussion under the heading “2007 Potential Payments Upon Termination or Change in Control” beginning on page 30 for additional information regarding payments due to Dr. Mohapatra upon termination of employment.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information regarding stock option and unvested stock awards held by each named executive officer at December 31, 2007.

Name and Principal Position	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Surya N. Mohapatra	8/16/1999	108,000		$6.59	8/16/2009
Chairman, President and	2/21/2001	152,000		$26.08	2/21/2011
Chief Executive Officer	2/13/2003	200,000		$24.76	2/13/2013
	4/17/2003	5,950		$32.04	2/3/2009
	4/17/2003	152,000		$35.53	2/27/2012
	4/17/2003	11,236		$46.89	8/16/2009
	2/19/2004	340,000		$40.43	2/19/2014
	5/14/2004	6,282		$41.41	2/3/2009
	2/8/2005	10,884		$49.25	2/3/2009
	2/22/2005	164,444	82,222	$48.74	2/22/2012
	5/22/2006	2,753		$57.02	2/3/2009
	5/22/2006	6,006		$57.02	8/16/2009
	1/1/2006					11,347(2)	$600,256
	2/15/2006	91,666	183,334	$52.24	2/15/2013	55,000(3)	$2,909,500
	2/12/2007		280,000	$52.25	2/12/2014	56,000(4)	$2,962,400
	2/14/2007		3,334	$52.57	2/14/2014	667(4)	$35,284
Robert A. Hagemann	2/21/2001	68,000		$26.08	2/21/2011
Senior Vice President and	2/13/2003	100,000		$24.76	2/13/2013
Chief Financial Officer	4/17/2003	68,000		$35.53	2/27/2012
	2/19/2004	140,000		$40.43	2/19/2014
	5/6/2004	3,906		$43.13	8/16/2009
	2/22/2005	66,666	33,334	$48.74	2/22/2012
	5/11/2005	9,312		$52.62	8/16/2009
	5/11/2006	6,839		$57.78	8/16/2009
	1/1/2006					4,600(2)	$243,340
	2/15/2006	37,778	75,556	$52.24	2/15/2013	22,667(3)	$1,199,084
	2/12/2007		113,334	$52.25	2/12/2014	22,667(4)	$1,199,084
Michael E. Prevoznik	8/16/1999	104		$6.59	8/16/2009
Senior Vice President and	2/21/2001	68,000		$26.08	2/21/2011
General Counsel	2/13/2003	72,000		$24.76	2/13/2013
	4/17/2003	4,150		$31.74	8/16/2009
	4/17/2003	68,000		$35.53	2/27/2012
	1/29/2004	9,124		$41.14	8/16/2009
	2/19/2004	72,000		$40.43	2/19/2014
	1/31/2005	5,552		$47.45	8/16/2009
	2/22/2005	32,000	16,000	$48.74	2/22/2012
	5/12/2006	4,665		$57.88	8/16/2009
	1/1/2006					2,208(2)	$116,803
	2/15/2006	18,222	36,445	$52.24	2/15/2013	10,934(3)	$578,409
	2/12/2007		54,667	$52.25	2/12/2014	10,934(4)	$578,409
Robert E. Peters	5/13/2003	2,667		$30.46	5/13/2013
Vice President	2/19/2004	60,000		$40.43	2/19/2014
Sales and Marketing	2/22/2005	29,333	14,667	$48.74	2/22/2012
	1/1/2006					2,204(2)	$116,592
	2/15/2006	16,666	33,334	$52.24	2/15/2013	10,000(3)	$529,000
	2/12/2007		50,000	$52.25	2/12/2014	10,000(4)	$529,000
Joan E. Miller	2/21/2001	9,200		$26.08	2/21/2011
Senior Vice President	2/27/2002	18,400		$35.53	2/27/2012
Hospital and Anatomic	2/13/2003	18,400		$24.76	2/13/2013
Pathology Services	10/14/2003	5,800		$30.34	10/14/2013
	2/19/2004	36,000		$40.43	2/19/2014
	2/22/2005	17,777	8,889	$48.74	2/22/2012
	1/1/2006					1,227(2)	$64,908
	2/15/2006	11,111	22,223	$52.24	2/15/2013	6,667(3)	$352,684
	2/12/2007		36,667	$52.25	2/12/2014	7,334(4)	$387,969
	8/16/2007		20,000	$53.19	8/16/2014	4,000(4)	$211,600

(1)

Each option vests ratably over a three-year period (with monthly vesting prorated on termination of employment), subject to earlier expiration following termination of employment. Thus, the grants made on February 22, 2005 vested on February 22, 2006, February 22, 2007 and February 22, 2008; the grants made on February 15, 2006 vest on February 15, 2007, February 15, 2008 and February 15, 2009; the grants made on February 12, 2007 vest on February 12, 2008, February 12, 2009 and February 12, 2010; the grants made on February 14, 2007 vest on February 14, 2008, February 14, 2009 and February 14, 2010; and the grants made on August 16, 2007 vest on August 16, 2008, August 16, 2009 and August 16, 2010. The option awards vest immediately under certain conditions such as a change of control, termination of employment by reason of death or disability, or retirement on or after age 60 (see “Key Terms of Equity Awards” on page 25). The terms of Dr. Mohapatra’s options are also subject to his employment agreement as described on pages 26 and 30.

(2)	Represents actual payout of performance shares awarded in respect of 2005. The performance period began on January 1, 2006 and ended on December 31, 2007.

(3)

Represents target performance shares awarded in respect of 2006. The performance period began on January 1, 2006 and ends on December 31, 2008. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.

(4)

Represents target performance shares awarded in respect of 2007. The performance period began on January 1, 2007 and ends on December 31, 2009. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” on page 16.

(5)	Represents fair market value of performance shares using year-end closing price of $52.90

2007 Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options by each named executive officer who exercised options during 2007, including the number of shares of common stock acquired upon exercise and the aggregate amount realized by each named executive officer on such exercise.

Name and Principal Position	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Robert A. Hagemann	12,502	$181,921
Senior Vice President and
Chief Financial Officer
Joan E. Miller	15,200	$583,960
Senior Vice President
Hospital and Anatomic Pathology Services

2007 Pension Benefits Table

The executive officers, including Dr. Mohapatra, do not participate in a Company-sponsored tax-qualified defined benefit plan. Dr. Mohapatra is the only executive officer covered by a Company-sponsored nonqualified defined benefit plan.

On December 14, 2004, pursuant to the Company’s employment agreement with Dr. Mohapatra, the Board adopted a Supplemental Executive Retirement Plan (the “SERP”) covering Dr. Mohapatra. The SERP was amended on July 31, 2006 pursuant to an amendment and restatement of Dr. Mohapatra’s employment agreement. See “Employment Agreement” on page 26. Under the SERP, Dr. Mohapatra will be entitled to an annual retirement benefit equal to (1) 1.5% (or 2.2% for Years of Credited Service after July 31, 2006) times (2) the average of his final average compensation (base salary plus regular annual bonus) during the highest three complete consecutive calendar years in the last five complete calendar years prior to the date of his termination times (3) his Years of Credited Service. Under the SERP, “Years of Credited Service” is equal to 1.13 times the number of completed calendar months of employment with the Company, whether or not consecutive, divided by 12 (1.29 is used as a multiple instead of 1.13 if before Dr. Mohapatra attains the age of 60, the Company provides Dr. Mohapatra with a notice of non-renewal of his employment agreement or his employment is terminated by the Company other than for “cause” or by Dr. Mohapatra for “good reason”). If his employment is terminated by the Company other than for “cause” or is terminated by Dr. Mohapatra for “good reason” on or after he attains age 60 and before the date he attains age 62, then Dr. Mohapatra will be credited with additional months of Credited Service equal to the excess, if any, of (i) the number of months of severance benefits he is eligible to receive under the employment agreement (that is 24 months, or 36 months in the event of a change in control) over (ii) the number of months of service Dr. Mohapatra has completed from the date he attained age 60 through the date of termination of his employment.

If the benefit is payable before Dr. Mohapatra reaches age 62, the amount may be actuarially reduced. Unless Dr. Mohapatra elects otherwise, his benefit will be payable in a lump sum. The benefits received by Dr. Mohapatra under the SERP are not subject to reduction for Social Security or to any other offset. In addition, with the adoption of the SERP, Dr. Mohapatra waived continuing participation in the Supplemental Deferred Compensation Plan (“SDCP”) for 2005 and thereafter.

The following table shows the present value of the accumulated benefit at December 31, 2007 for Dr. Mohapatra under the SERP based on the assumption that he remains in service until age 62, at which age there would not be any actuarial reduction in his benefit.

Name and Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Surya N. Mohapatra	SERP	10.1(1)	$4,065,000	$0
Chairman, President and
Chief Executive Officer

(1)

Under the SERP, Dr. Mohapatra has 8 years and 11 months of service as of December 31, 2007. Pursuant to the terms of the SERP, the Years of Credited Service is 1.13 times his actual years of service (in each case prorated on a monthly basis). Approximately $468,000 of the present value of accumulated benefit shown in the table is attributable to the enhancement of Dr. Mohapatra’s credited service.

(2)

The present value of accumulated benefits was determined using the same measurement date (December 31, 2007) and assumptions used for financial reporting purposes:
—Discount rate equal to 5.75%
—Retirement age is assumed to be the unreduced retirement age as defined in the plan (age 62)
—1994 GAR unisex mortality

2007 Nonqualified Deferred Compensation Table

The following table provides information regarding participation by the named executive officers in the SDCP, the Company’s plan that provides for the deferral of compensation on a basis that is not tax- qualified. All named executive officers are eligible to participate in the SDCP, other than (for years 2005 and thereafter) Dr. Mohapatra. Under the SDCP, participants may defer up to 50% of their eligible cash compensation in excess of the limits in the 401(k) plan. In addition, certain members of management, including the named executive officers (other than Dr. Mohapatra), have had an additional opportunity to defer up to 95% of their annual incentive compensation. The Company provides a 100% matching credit up to a maximum of 6% of eligible cash compensation. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on investments directed by the participants from among those offered under the SDCP. Participants may change investment elections on any business day. Distributions are made after termination of employment or on a date, selected by the participant, at least five years after the deferral date.

Name and Principal Position	Executive Contributions in 2007(1)	Registrant Contributions in 2007(2)	Aggregate Earnings in 2007(3)	Aggregate Balance at 12/31/07 ($)(4)
Surya N. Mohapatra	$0	$0	$211,545	$3,404,164
Chairman, President and
Chief Executive Officer
Robert A. Hagemann	$664,380	$54,597	$399,668	$2,984,492
Senior Vice President and
Chief Financial Officer
Michael E. Prevoznik	$206,907	$35,470	$64,663	$1,409,402
Senior Vice President and
General Counsel
Robert E. Peters	$95,733	$28,720	$32,689	$662,220
Vice President
Sales and Marketing
Joan E. Miller	$0	$0	$15,165	$481,674
Senior Vice President
Hospital and Anatomic Pathology Services

(1)	Amounts deferred under the SDCP. These amounts are included in the 2007 Summary Compensation Table on page 24 in 2007 salary and 2006 non-equity incentive plan compensation (payable in 2007).

(2)	Company matching credits to the SDCP. These amounts are included in the column All Other Compensation in the 2007 Summary Compensation Table on page 24.

(3)	Earnings on SDCP accounts. These earnings are not required to be reported as compensation in the Summary Compensation Table.

(4)

All amounts contributed by a named executive officer and by the Company in prior years have been reported in the summary compensation table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to to be reported in such tables.

2007 Potential Payments Upon Termination or Change in Control

Dr. Mohapatra

Dr. Mohapatra is the only named executive officer who has an employment agreement with the Company. We describe the general terms of Dr. Mohapatra’s Employment Agreement on page 26. Described below are the benefits payable to Dr. Mohapatra on termination of employment pursuant to the Employment Agreement, SERP and applicable stock option and performance share awards.

Upon a termination by death or “disability,” Dr. Mohapatra (or his estate) is entitled to receive a pro rata target bonus for the year of termination payable in a lump sum following termination of employment and three years of salary and target bonus and his target annual bonus award (including the stock and cash component) earned during employment but unpaid, which amounts are payable in a lump sum in the case of death and in equal monthly installments in the case of “disability” (offset in the case of disability by certain disability benefits). Also, Dr. Mohapatra and his eligible dependents would remain covered under employee and welfare plans offered by the Company to its senior executive officers (“Benefit Plans”) for three years in the case of death and until the earlier of the third anniversary of the date of termination and the date on which Dr. Mohapatra obtains comparable coverage from subsequent employment in the case of “disability.” In addition, Dr. Mohapatra (or, following his death, his surviving spouse) would be entitled to pension benefits under the SERP. In the event of disability, the reduction in benefits that would normally apply if Dr. Mohapatra terminates employment before age 62 would not apply.

If the Company terminates Dr. Mohapatra’s employment without “cause,” or if Dr. Mohapatra resigns for “good reason” or upon non-renewal of the Employment Agreement by the Company prior to 2012, Dr. Mohapatra is entitled to receive (1) salary and target bonus payable in equal monthly installments for the longer of (a) two years and (b) the remaining period of the employment term under the Employment Agreement minus 24 months; (2) any unpaid target annual bonus award (including the stock and cash components) earned during employment; (3) continued coverage for Dr. Mohapatra and his eligible dependents under the Benefit Plans until the earlier of the second anniversary of the date of termination and the date on which he obtains comparable coverage from subsequent employment; and (4) pension benefits under the SERP. If Dr. Mohapatra’s termination is within 90 days prior to or two years following a “change in control,” the benefit coverage period shall be three years rather than two years, and the payment under clause (1) above will equal three (rather than two) times base salary and target bonus and will be paid in a lump sum in lieu of monthly payments. Dr. Mohapatra also shall be entitled to gross-up payments for excise taxes, if applicable. No severance benefits are payable solely on a “change of control” except to the extent that Dr. Mohapatra’s employment is terminated as described above. However, certain “change of control” transactions would constitute “good reason” entitling Dr. Mohapatra to terminate his employment and receive severance benefits.

Upon a “change in control,” all of Dr. Mohapatra’s outstanding equity awards immediately vest; upon a termination by death, all outstanding stock options, earned shares of incentive stock and other awards granted by the Company to Dr. Mohapatra immediately vest; upon a termination for disability, all outstanding stock options immediately vest and earned performance shares will be issued; upon a termination without “cause” by the Company or by Dr. Mohapatra for “good reason,” all outstanding stock options and earned performance shares continue to vest until the second anniversary of such termination (or the third anniversary if such termination is within 90 days prior to or two years following a “change in control”); and upon a termination as a result of non-renewal of the Employment Agreement following the expiration of the term of the Employment Agreement on December 31, 2011, all outstanding stock options and earned performance shares continue to vest for 24 months (or 36 months if such termination occurs within 90 days prior to or two years following a “change in control”). In all such cases, vested stock options remain exercisable for their original term.

The Employment Agreement defines the following terms as follows:

•	“cause” means (1) conviction of Dr. Mohapatra for a felony or (2) his commission of fraud or theft against, or embezzlement from, the Company.

•	“disability” means the inability of Dr. Mohapatra, due to physical or mental incapacity, to substantially perform his duties for the Company for a period exceeding 120 consecutive days.

•

“good reason” generally includes, without Dr. Mohapatra’s prior written consent (except in the case of a “change in control,” as described below), (1) a material reduction in his position, duties, responsibilities, and status with the Company, (2) his removal from the position of President and Chief Executive Officer or as Chairman of the Board, (3) any change in his title, (4) relocation more than 75 miles commuting distance from Teterboro, New Jersey, Lyndhurst, New Jersey or New York, New York, (5) a reduction in base salary, annual target bonus opportunity or benefits, (6) a “change in control” (whether or not Dr. Mohapatra consents), (7) a material breach by the Company of the Employment Agreement, (8) any adverse change to the SERP or (9) a failure by the Company to secure written assumption of the Employment Agreement by a successor of the Company after a merger, consolidation or transfer of substantially all of its assets.

•

“change in control” generally includes (1) shareholder approval of a sale or disposition of all or substantially all of the Company’s assets or business or a plan of partial or complete liquidation, (2) shareholder approval of (i) a merger or consolidation in which Dr. Mohapatra will not be the chief executive officer of the surviving entity (if it is a publicly traded company) or of its publicly traded parent (if any) or (ii) a merger or consolidation in which the Company’s shareholders immediately prior to such transaction hold less than 50% of the voting power of the resulting entity, (3) the acquisition by any third party of at least 40% of the voting power of the outstanding shares of capital of the Company in a transaction not covered by clause (2) following which the Company ceases to be an independent public company or there is material diminution of Dr. Mohapatra’s position, duties or responsibilities, a breach of the Employment Agreement or an event giving rise to a “good reason” for termination by Dr. Mohapatra, or (4) during any period of not more than two consecutive years, individuals who at the beginning of such period were the Board of Directors and new directors who have entered into an agreement with the Company to effect a transaction described in (1), (2) or (3) above whose election was approved in a Board resolution by Dr. Mohapatra or whose election by the Board or nomination for election by the shareholders was approved by at least a majority of the directors still in office who either were directors at the beginning of the period or whose election or nomination was previously approved as described above, cease for any reason to constitute at least a majority of the Board.

If we terminate Dr. Mohapatra’s employment for “cause,” or if Dr. Mohapatra voluntarily terminates employment other than for “good reason,” Dr. Mohapatra is not entitled to any severance benefits. In the case of a termination for cause, Dr. Mohapatra would forfeit all equity awards as of his termination date, including vested awards. In the case of a voluntary termination not for good reason, he would remain entitled to exercise vested stock options, to receive vested and earned performance shares, and to immediate vesting of a pro-rata portion (based on the date of his termination) of his unvested equity awards. Dr. Mohapatra is vested in his SERP and would retain that benefit notwithstanding his termination. In addition, on any termination Dr. Mohapatra is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) plan and SDCP. For Dr. Mohapatra’s account balances under the SDCP, see “2007 Nonqualified Deferred Compensation Table” on page 29.

The following table provides information concerning the potential payments to Dr. Mohapatra under his Employment Agreement, SERP and applicable stock option and performance share awards for the circumstances listed in the table assuming a December 31, 2007 termination date and using the closing price of the Company’s common stock as of December 31, 2007, which was $52.90.

Executive Benefits and Payments Upon Termination	Death		Disability		Involuntary Termination Without Cause by the Company or by the Executive for Good Reason— No change in control		Involuntary Termination Without Cause by the Company or by the Executive for Good Reason— Change in control
Compensation:
Cash Compensation	$9,851,490	(1)	$9,851,490	(1)	$7,114,965	(2)	$9,851,490	(1)
Long Term Incentives
Accelerated Vesting of Stock Options (3)	$260,367		$260,367		$250,194		$260,367
Accelerated Vesting of Performance Shares (4)	$2,968,378		$2,968,378		$2,968,378		$2,968,378
Benefits:
SERP (5)	$2,647,000		$4,013,000		$2,225,000		$2,225,000
Benefits (includes medical, life, disability, and 401(k) match) (6)	$150,000		$150,000		$100,000		$150,000
280G Tax Gross-up	N/A		N/A		N/A		$7,039,537

Total	$15,877,235		$17,243,235		$12,658,537		$22,494,772

(1)

Represents three times base salary and target annual incentive per the terms of the Employment Agreement. Also includes target incentive under the SMIP unpaid as of December 31, 2007. The cash severance is paid in a lump sum within 30 days following the date of termination, except in the case of disability where it is paid as salary continuation. Any cash payments made to Dr. Mohapatra upon termination due to disability shall be reduced by the cash payments received by Dr. Mohapatra from the Company’s disability benefit plans or under the Social Security disability insurance program.

(2)

Represents base salary and target annual incentive through December 31, 2009 per the terms of the Employment Agreement. Also includes unpaid target incentive under the SMIP as of December 31, 2007. The cash severance is paid monthly as salary continuation.

(3)

Represents the value of accelerated “in the money” stock options using the year end closing share price of $52.90, excluding options that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits.

(4)

Represents the value of accelerated performance shares using the year end closing share price of $52.90, excluding performance shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2007 are based on shares actually earned; performance shares for performance periods ending subsequent to December 31, 2007 are based on target.

(5)

Represents the present value of benefits payable under the SERP assuming that the termination occurred on December 31, 2007, excluding benefits payable upon a voluntary termination without any right to severance benefits. The assumptions used are consistent with those used to develop the year-end financial reporting information for the SERP. Assumptions used: discount rate equal to 5.75%; lump sum rate equal to 5.75%; and 1994 GAR unisex mortality.

(6)	Represents the estimated cost of continuation of Benefit Plans as described in the Employment Agreement for three years (two years in the case of involuntary termination with no change in control).

Other Named Executive Officers

Except for Dr. Mohapatra’s benefits described above, the named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees, including vesting in stock options and earned performance shares, life insurance benefits and benefits under the Company’s disability plans and distributions under the 401(k) plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2007 Nonqualified Deferred Compensation Table” on page 29.

The Company’s Executive Officer Severance Plan (the “Severance Plan”) covers all named executive officers except Dr. Mohapatra, whose severance provisions are established in his Employment Agreement. The Severance Plan provides the named executive officers, except Dr. Mohapatra, with the following severance benefits in connection with a “qualifying termination.” A “qualifying termination” is defined in the Severance Plan to mean a termination of employment: (1) prior to a “change in control,” by the Company other than for “cause;” and (2) after a “change in control,” by the Company other than for “cause” or by the executive officer for “good reason.”

Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. The executive officer and eligible dependents would also be entitled to participate in the Benefit Plans for up to 18 months. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) plan and the SDCP on behalf of the executive officer during the year preceding termination.

Generally, executive officers are not entitled to cash severance benefits on a “change of control” but stock options, stock and performance share grants vest on a change of control (as defined under “Key Terms of Equity Award” on page 25), death or disability. However, the cash payments due on an involuntary termination by the Company without “cause” or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change of control.”

If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. In addition, the executive officer would receive a prorated lump sum payment equal to the target incentive award for the year of termination. The executive officer and eligible dependents would be entitled to participate in the Benefit Plans for up to 18 months. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) plan and the SDCP on behalf of the executive officer during the year preceding termination. The executive officer is also entitled to receive a tax gross-up payment for any parachute excise tax incurred unless a reduction by not more than 5% of the portion of the payment considered to be parachute payments would result in no excise tax being incurred.

If an executive officer terminates employment with rights to receive severance, the executive officer would immediately vest in any outstanding options, stock and performance share grants that would have otherwise vested if the executive officer had remained employed for an additional twelve months.

The Severance Plan defines the following terms as follows:

•

“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony, or (6) being found liable in any SEC or other civil or criminal securities law action.

•

“Change in control” generally includes the following: (1) the acquisition by a person of 40% or more of the voting stock of the Company, (2) a merger or similar form of corporate transaction unless more than 50% of the total voting power of the resulting corporation is represented by Company voting securities that were outstanding immediately prior to the transaction, (3) a majority of our Board of Directors is replaced with directors who are not approved or recommended by the current board, or (4) the Company’s shareholders approve a complete liquidation or dissolution or the sale of substantially all of the assets of the Company to an unaffiliated entity.

•

“Good reason” includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) relocation more than 50 miles from the executive officer’s original location and which increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

The following table provides information regarding the potential payments that would become payable to each named executive officer listed below on an involuntary termination not for “cause” and not in connection with a “change in control.” The table assumes a December 31, 2007 termination date and assumes the closing price of the Company’s common stock as of December 31, 2007, which was $52.90.

Name	Cash Compensation(1)	Accelerated Vesting of Stock Options(2)	Accelerated Vesting of Performance Shares(3)	Benefits(4)	Total
Robert A. Hagemann	$1,882,592	$72,791	$799,425	$130,000	$2,884,808
Michael E. Prevoznik	$1,416,654	$35,057	$385,535	$110,000	$1,947,246
Robert E. Peters(5)	$1,213,955	$32,172	$352,737	$120,000	$1,718,864
Joan E. Miller	$1,402,500	$21,500	$317,506	$80,000	$1,821,506

(1)	Represents two times the sum of base salary plus the target annual incentive (SMIP), payable at the same time annual incentives are ordinarily paid to similarly situated executives.

(2)

Represents the value of accelerated “in the money” stock options using the year end closing share price of $52.90, excluding options that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits.

(3)

Represents the value of accelerated performance shares using the year end closing share price of $52.90, excluding performance shares that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2007 are based on shares actually earned; performance shares for performance periods ending subsequent to December 31, 2007 are based on target.

(4)

Includes the cost of group medical and life insurance coverage to the participant for two years to the same extent as the Company pays for such coverage for similarly situated executives. An August 17, 2007 amendment to the Severance Plan reduced the coverage period to 18 months effective in respect of terminations of employment on or after January 1, 2008. Also includes estimated cost of outplacement services for one year and the amount of any matching contributions or credits, payable in a lump-sum, made by the Company on behalf of the participant to the 401(k) plan and the SDCP during the year preceding the date of termination.

(5)	Mr. Peters ceased to be an executive officer on February 21, 2008; he no longer participates in the Severance Plan.

The following table provides information regarding the potential payments that would become payable to each named executive officer listed below on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2007 termination date and assumes the closing price of the Company’s common stock as of December 31, 2007, which was $52.90.

Name	Cash Compensation(1)	Accelerated Vesting of Stock Options(2)	Accelerated Vesting of Performance Shares(3)	Benefits(4)	Total
Robert A. Hagemann	$3,269,765	$105,627	$1,199,137	$150,000	$4,724,529
Michael E. Prevoznik	$2,404,018	$50,896	$578,462	$130,000	$3,163,376
Robert E. Peters(5)	$2,060,044	$46,755	$529,053	$140,000	$2,775,852
Joan E. Miller	$2,380,000	$31,999	$517,362	$100,000	$3,029,361

(1)	Represents three times the sum of base salary and target annual incentive under the SMIP. Also includes unpaid target incentive under the SMIP as of December 31, 2007.

(2)

Represents the value of accelerated “in the money” stock options using the year end closing share price of $52.90, excluding options that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits.

(3)

Represents the value of accelerated performance shares using the year end closing share price of $52.90, excluding performance shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2007 are based on shares actually earned; performance shares for performance periods ending subsequent to December 31, 2007 are based on target.

(4)

Includes the cost of group medical and life insurance coverage to the participant for three years to the same extent as the Company pays for such coverage for similarly situated executives. An August 17, 2007 amendment to the Severance Plan reduced the coverage period to 18 months effective in respect of terminations of employment on or after January 1, 2008. Also includes estimated cost of outplacement services for one year and the amount of any matching contributions, payable in a lump sum, made by the Company on behalf of the participant to the 401(k) plan and the SDCP during the year preceding the date of termination.

(5)	Mr. Peters ceased to be an executive officer on February 21, 2008; he no longer participates in the Severance Plan.

The named executive officers are not entitled to any severance benefits under the Severance Plan on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” In the case of any termination (other than for termination for cause), each named executive officer is entitled to exercise vested stock options, to receive vested and earned performance shares, and to immediate vesting of a pro-rata portion (based on the date of the officer’s termination) of the officer’s unvested equity awards. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2007 Nonqualified Deferred Compensation Table” on page 29.

During 2007, Mr. Peters became 60 years old. Under the terms of his equity awards, if Mr. Peters retires with the consent of the Company after age 60, his equity awards awarded in 2005 will vest on their normal vesting dates, notwithstanding Mr. Peters’ retirement, and his equity awards awarded in 2006 and 2007 will vest immediately. In addition, he will be entitled to exercise his options until they expire.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders
Employee Long Term Incentive Plan(1)	14,398,901	(5)	$42.97	9,432,487	(6)
Long-term Incentive Plan for Non-Employee Directors(2)	892,152		$41.70	166,267
Employee Stock Purchase Plan	0		N/A	4,295,304	(7)
Equity compensation plans not approved by security holders(3)	0		N/A	0

Total(4)	15,291,053		$42.89	13,894,058

(1)

Awards under this plan may consist of stock options, performance shares to be settled by the delivery of shares of common stock (or the value thereof), stock appreciation rights, restricted stock and restricted stock units to be settled by the delivery of shares of common stock (or the value thereof). A maximum of 5,129,751 shares available for issuance under the plan may consist of performance shares, restricted stock or restricted stock units (assuming that performance share awards for performance periods ending after December 31, 2007 are based on maximum rather than the target amount).

(2)	Awards under this plan may consist of stock options or stock awards.

(3)

The table does not include 37,502 shares of common stock that were issued to the SDCP trust prior to May 2004 that may be distributed to participants under the SDCP. While the SDCP does not provide a stock fund as a current hypothetical investment option, the plan includes a stock investment fund option that was frozen effective April 1, 2004. In addition, prior to January 1, 2003, Company matching credits under the SDCP were credited to participant accounts in the form of shares of common stock. Participants are no longer allowed to notionally invest in additional shares of common stock under this plan.

(4)

Does not include options to purchase an aggregate of 475,832 shares, at a weighted average exercise price of $16.73, granted under a plan assumed in connection with the Company’s acquisition of AmeriPath Group Holdings, Inc. Also does not include options to purchase an aggregate of 47,557 shares, at a weighted average exercise price of $22.69, granted under a plan assumed in connection with the Company’s acquisition of Unilab Corporation. No additional options may be granted under either plan.

(5)

Includes 108,160 restricted shares and 1,748,876 performance shares (performance shares for the performance period ended December 31, 2007 are based on shares actually earned; performance shares for performance periods ending subsequent to December 31, 2007 are based on the maximum rather than the target amount).

(6)

Assumes that performance shares for the performance period ended December 31, 2007 are based on shares actually earned and that performance shares for performance periods ending subsequent to December 31, 2007 are earned at the maximum rather than the target amount.

(7)	After giving effect to shares issued in January 2008 for the December 2007 payroll under the Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that all required reports have been timely filed since January 1, 2007 under the SEC’s rules for reporting transactions by executive officers, directors and persons who own more than 10% of our common stock, except that Forms 4 to report a stock option grant to Thomas F. Bongiorno and to report withholding shares for tax purposes for each of Mr. Bongiorno, Robert A. Hagemann, Joan E. Miller, Surya N. Mohapatra, Michael E. Prevoznik and Wayne R. Simmons inadvertently were filed late and the Form 3 for Dr. Miller inadvertently omitted to report certain shares of the Company’s common stock.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The primary purpose of the Audit and Finance Committee of the Board of Directors is (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent registered public accounting firm, and (2) to provide advice to the Board on financing activities and other financial matters.

The Audit and Finance Committee meets with management periodically to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Committee also regularly meets privately with the Company’s independent registered public accounting firm and with the appropriate Company personnel and internal auditors to discuss these matters. The Company’s internal auditors and independent registered public accounting firm have unrestricted access to the Committee. In addition, as part of the Committee’s finance activities, the Committee reviews the Company’s financing plans and other significant financial policies and actions, and makes recommendations to the Board to approve certain actions. The Committee also appoints the independent registered public accounting firm and periodically reviews the firm’s performance and independence from management and pre-approves all audit and non-audit services, if any, provided by the independent registered public accounting firm.

The Board of Directors has adopted a written charter setting out the Committee’s functions. The charter is available at www.questdiagnostics.com/governance.

Management is responsible for the Company’s financial statements and the overall reporting process, including the effectiveness of the Company’s system of internal control over financial reporting. Management also is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with the Committee any issues they believe should be raised. The independent registered public accounting firm also annually audits the effectiveness of internal control over financial reporting. In the performance of its oversight role, the Committee reviewed the Company’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent registered public accounting firm, to discuss those financial statements. The members of the Committee are not full-time Company employees and are not, and do not represent to be, performing the functions of auditors or accountants. Management represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

Management completed its documentation, testing and evaluation of the adequacy of the Company’s system of internal control over financial reporting as of December 31, 2007, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and its related rules and regulations. The Committee was apprised of the progress of the evaluation by both management and PricewaterhouseCoopers LLP, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the Committee its report on the effectiveness of the Company’s internal control over financial reporting.

The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, and AU Section 380, as adopted by the Public Company Accounting Oversight Board. The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as it may be modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with PricewaterhouseCoopers LLP. These items relate to that firm’s independence from the Company. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to the Company, and the corresponding fees, in considering whether non-audit services were compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company. Based on these reviews and discussions, the Committee recommended to the Board of Directors, and the Board has approved the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2007 in the Company’s Annual Report on Form 10-K. We also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2008 and are presenting the appointment to the shareholders for ratification.

Audit and Finance Committee Members

Gary M. Pfeiffer, Chairman
John C. Baldwin, M.D.
Jenne K. Britell, Ph.D.
Daniel C. Stanzione, Ph.D.

Fees and Services of PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006 were:

	2007	2006
Audit Fees	$3,286,605	$2,950,733
Audit Related Fees	195,220	131,175
Tax Fees	83,567	214,604
All Other Fees	9,202	12,231

Total Fees	$3,574,594	$3,308,743

Audit Fees were for professional services rendered by PricewaterhouseCoopers LLP for the audits of the Company’s consolidated financial statements; statutory audits and subsidiary audits; issuance of comfort letters related to financing transactions; and assistance with review of documents filed with the SEC and professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit Related Fees were for assurance and related services related to employee benefit plan audits and due diligence related to mergers and acquisitions.

Tax Fees were for services related to tax compliance, including preparation of tax returns and claims for refunds. Such services are primarily for non-U.S. tax matters. Tax Fees also include services related to tax planning and tax advice, including assistance with and representation before certain non-U.S. tax authorities of $7,866 and $5,130 in 2007 and 2006, respectively. None of these fees related to tax planning for any of the executive officers.

All Other Fees were for software licenses related to electronic internal audit work papers and access to on-line technical accounting and reporting updates. For the year ended December 31, 2006, all other fees includes billings for services rendered in connection with responding to requests for information related to litigation.

The Audit and Finance Committee has considered all services rendered by PricewaterhouseCoopers LLP and does not believe that the services are incompatible with PricewaterhouseCoopers LLP remaining independent.

Audit and Finance Committee Pre-Approval Policies and Procedures

It is the Audit and Finance Committee’s policy to pre-approve each audit or non-audit service provided by the Company’s independent registered public accounting firm(s). Requests for pre-approval are considered regularly by the Audit and Finance Committee. The Audit and Finance Committee has delegated to the Committee’s chair the authority to approve audit and non-audit services to be performed by the Company’s independent registered public accounting firm(s), subject to certain dollar limitations. All such approvals are communicated to the Audit and Finance Committee at its next scheduled meeting. For the year ended December 31, 2007, there was less than $10,000 of fees paid to the independent registered public accounting firm for which the de minimis exception from the Audit and Finance Committee pre-approval was used.

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2009 ANNUAL MEETING

How do I submit a proposal for the 2009 annual meeting?

If you want your proposal to be included in next year’s proxy statement or if you want to present your proposal for consideration at the 2009 annual meeting, you should send it to the Corporate Secretary at the Company’s principal executive offices at Three Giralda Farms, Madison, New Jersey 07940. We must receive your proposal by the close of business on December 11, 2008.

How do I nominate a candidate for director at the 2009 annual meeting?

You must notify the Lead Independent Director of your nominations by sending an e-mail to LeadIndependentDirector@questdiagnostics.com or by writing to the Board of Directors or any independent board member c/o the Corporate Secretary at the Company’s principal executive offices at Three Giralda Farms, Madison, New Jersey 07940 by December 11, 2008. Your notice must also comply with the requirements in our by-laws, a copy of which is available on our governance website at www.questdiagnostics.com/governance or upon request from our Secretary.

OTHER INFORMATION

Consent to electronic delivery of annual meeting material.

This proxy statement and the annual report are available on our website at www.questdiagnostics.com/
investor. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may elect this service by marking the appropriate box on your proxy card or by following the instructions provided if you submit your proxy by telephone or the Internet. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 16, 2008: Our proxy statement and our annual report on Form 10-K for the year ended December 31, 2007 are available on our website at www.questdiagnostics.com/investor.

MI2332

Appendix 1

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509
PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Vote by Telephone Toll-free via touch-tone phone: 1-888-693-8683 Have your proxy card and follow instructions.	Vote by Internet Go to www.cesvote.com Have your proxy card and follow instructions.	Vote by Mail Return your proxy in the postage-paid envelope provided.

IMPORTANT

If you hold shares in a Quest Diagnostics employee benefit plan, your vote for such shares must be received by 11:00 p.m., EDT on May 13, 2008, to assure that it is counted.

è

ê If voting by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

The Board of Directors of Quest Diagnostics Incorporated recommends a vote FOR the nominees listed and FOR proposal 2.

1.	ELECTION OF DIRECTORS

	Nominees:	(1) William F. Buehler	(2) Rosanne Haggerty	(3) Daniel C. Stanzione, Ph.D.
		❑ FOR all	❑ WITHHOLD all	❑ FOR all except (*)

INSTRUCTION: To withhold authority to vote for any individual nominee, strike that nominee’s name.

2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.
	❑ FOR	❑ AGAINST	❑ ABSTAIN

❑	By checking this box, I consent to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the internet, as described in the proxy statement and the accompanying notice.

Signature(s)

Date: ______________________________________, 2008

IMPORTANT – Please sign exactly as imprinted (do not print). When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

QUEST DIAGNOSTICS INCORPORATED
3 Giralda Farms
Madison, New Jersey 07940
NOTICE
Notice of 2008 Quest Diagnostics Incorporated Annual Meeting of Shareholders
The Hilton at Short Hills, 41 J.F. Kennedy Parkway, Short Hills, New Jersey
May 16, 2008, 10:30 a.m. local time

At the meeting we plan to:

  elect three members of the Board of Directors;
  consider ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and
  transact such other business as may properly come before the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. There is no cost to you for this service other than any charges that you may incur from your Internet provider, telephone or cable company.

Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent to access materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the box on the reverse side of this card when granting your proxy by mail.

SHAREHOLDER INFORMATION

If you are a registered shareholder and have questions regarding your Quest Diagnostics stock, you may contact our transfer agent and registrar as follows:

National City Bank, Dept 5352
Shareholder Services Operations
P.O. Box 92301
Cleveland, Ohio 44193-0900
Toll-free telephone 800-622-6757
Email address: shareholder.inquiries@nationalcity.com

ê If voting by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Prevoznik and William J. O’Shaughnessy, Jr., and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2008 Annual Meeting of Shareholders to be held on Friday, May 16, 2008, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED.